Registration No. 333-223615

As Filed With The Securities And Exchange Commission On March 14, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AURYN RESOURCES INC.
(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or	Classification Code Number)	Identification Number)
organization)

Suite 600, 1199 West Hastings Street
Vancouver, British Columbia, Canada V6E 3T5
Telephone: (778) 729-0600
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
Suite 400, 2711 Centerville Road
Wilmington, Delaware 19808
Telephone: (800) 927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United
States)

Copy to:

Shawn Wallace,	Michael Taylor	Daniel I. Goldberg	Ivan Grbesek/ Steven
President & CEO	McMillan LLP	Cooley LLP	Bennett
Auryn Resources Inc.	1500 – 1055 West Georgia	1114 Avenue of the	Stikeman Elliot LLP
Suite 600	Street	Americas New York, New	5300 Commerce Court
1199 West Hastings	Vancouver, British	York 10036	West
Street	Columbia	(212) 479-6722	119 Bay Street
Vancouver, British	Canada V6E 4N7		Toronto, Ontario
Columbia	Telephone: (604) 689-9111		Canada M5L 1B9
Canada V6E 3T5			(416) 869-5672
Telephone: (778) 729-0600

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	at some future date (check appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act of 1933, or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act of 1933, may determine.

A-1

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Auryn Resources Inc., Suite 600, 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5, Telephone: 778-729-0600, and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION DATED MARCH 13, 2018

Amending and Restating the Preliminary Short Form Prospectus dated March 12, 2018

New Issue	March 13, 2018

US$6,800,001
5,230,770 Common Shares

            This short form prospectus (the “Prospectus”) qualifies the distribution of 5,230,770 common shares (the “Offered Shares”) issued from treasury (the “Offering”) of Auryn Resources Inc. (the “Company” or “Auryn”) at a price of US$1.30 per Offered Share (the “Offering Price”). The Offering is made pursuant to an amended and restated underwriting agreement (the “Underwriting Agreement”) dated March 13, 2018 among the Company and Cantor Fitzgerald Canada Corporation (the “Lead Underwriter”), as lead underwriter and sole book-runner, PI Financial Corp., Canaccord Genuity Corp., Echelon Wealth Partners Inc., Haywood Securities Inc. and Roth Capital Partners, LLC (together with the Lead Underwriter, the “Underwriters”). The Offering Price was determined by negotiation between the Company and the Lead Underwriter, on its own behalf and on behalf of the Underwriters, with reference to the prevailing market price of the common shares of the Company (the “Common Shares”) on the Toronto Stock Exchange (the “TSX”). The Offered Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents. The Offering is being made concurrently in the United States under the terms of a registration statement on Form F-10 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

            The Common Shares are listed and posted for trading on the TSX and on the NYSE American exchange (formerly NYSE MKT) (“NYSE American”) under the symbol “AUG”. On March 12, 2018, the last trading day prior to the announcement of the Offering, the closing price of the Common Shares on the TSX and the NYSE American was $1.75 and US$1.46, respectively. On March 13, 2018, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX and the NYSE American was $1.70 and US$1.32, respectively.

___________________________________

Price

US$1.30 per Common Share

___________________________________

	Price	Underwriters’	Net Proceeds
	to the Public	Fee(1)	to the Company(2)(3)
Per Offered Share	US$1.30	US$0.078	US$1.222
Total	US$6,800,001	US$408,000	US$6,392,001
________________________________
(1)

Pursuant to the Underwriting Agreement, the Company has agreed to pay to the Underwriters a fee equal to 6.0% of the gross proceeds of the Offering (the “Underwriters’ Fee”). See “Plan of Distribution”.

(2)

After deducting the Underwriters’ Fee, but before deducting the expenses of the Offering, which are estimated to be US$300,000, which, together with the Underwriters’ Fee, will be paid out of the gross proceeds of the Offering.

(3)

The Company has granted the Underwriters an option (the “Over-Allotment Option”), entitling the Underwriters, at any time and from time to time, for a period of 30 days following the Closing Date, to purchase up to an additional 784,615 Offered Shares (the “Additional Shares”) at the Offering Price for the purpose of covering the Underwriters’ over-allocation position and for market stabilization purposes. The grant of the Over-Allotment Option and the Additional Shares issuable upon exercise of the Over-Allotment Option are qualified for distribution under this Prospectus. A person who acquires Additional Shares issuable on the exercise of the Over-Allotment Option acquires such Additional Shares under this Prospectus regardless of whether the over-allocation position is ultimately filled through exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total price to the public, Underwriters’ Fee and Net Proceeds to the Company (before deducting the expenses of the Offering) will be US$7,820,000, US$469,200 and US$7,350,800, respectively. See “Plan of Distribution”.

            The following table sets out the number of options or other compensation securities, if any, that have been issued or may be issued by the Company to the Underwriters:

Underwriters’ Position	Maximum Size or Number of Securities Available	Exercise Period or Acquisition Date	Exercise Price or Average Acquisition Price

Over-Allotment Option(1)	784,615 Additional Shares	Exercisable for a period of 30 days following the Closing Date	$1.30 per Additional Share
_________________________________
(1)	This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of the Additional Shares issuable upon exercise of the Over-Allotment Option. See “Plan of Distribution”.

            Unless the context otherwise requires, when used herein, all references to the “Offering” and “Offered Shares” includes the Additional Shares issuable pursuant to the exercise of the Over-Allotment Option.

            The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, subject to the approval of certain legal matters on behalf of the Company by McMillan LLP, and on behalf of the Underwriters by Stikeman Elliott LLP and Cooley LLP.

            In addition to the Offering, the Company has agreed to issue and sell up to 1,091,826 flow-through common shares of the Company (increasing to up to 1,189,903 flow-through common shares if the Over-Allotment Option is exercised) at a price equal to US$1.82 per share on a private placement basis. Subject to obtaining regulatory approval, the closing of the Concurrent Private Placement is expected to occur concurrently with the closing of the Offering. Closing of the Offering is not conditional upon closing of the Concurrent Private Placement. This short form prospectus does not qualify the distribution of any Flow-Through Shares issued under the Concurrent Private Placement. The Company will pay to the Underwriters a fee equal to 6.0% of the gross proceeds of the Concurrent Private Placement. See “Concurrent Private Placement”.

            An investment in the Offered Shares involves a high degree of risk. Prospective investors should consider the risk factors described under “Risk Factors” in this Prospectus and in the Company’s Annual Information Form (as defined herein), which is incorporated herein and can be found on SEDAR at www.sedar.com, before purchasing the Offered Shares.

            The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at such price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company. Any such reduction will not affect the proceeds received by the Company. See “Plan of Distribution”.

            Subject to applicable laws and in connection with the Offering, the Underwriters may effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

            Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about March 23, 2018 or such later date as may be agreed upon by the Company and the Underwriters (the “Closing Date”); however, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date that is not later than 42 days after the date of the receipt for the final short form prospectus.

            Other than pursuant to certain exceptions, the Offered Shares will be available for delivery in the book-based system through CDS Clearing and Depository Services Inc. (“CDS”) or its nominee and will be deposited with CDS on the Closing Date in electronic form. A purchaser of Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS participant (a “CDS Participant”) through which the Offered Shares are purchased. CDS will record the CDS participants who hold Offered Shares on behalf of owners who have purchased Offered Shares in accordance with the book-based system. Purchasers who are not issued certificates evidencing the Offered Share Shares which are subscribed for by them at closing are entitled, under the Business Corporations Act (British Columbia), to request that certificates be issued in their name. Such a request will need to be made through the CDS Participant through whom the beneficial interest in the securities is held at the time of the request.

            Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus. The Company and the Underwriters have not authorized anyone to provide prospective investors with information different from that contained or incorporated by reference in this Prospectus. The Underwriters are offering to sell and seeking offers to buy the Offered Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. Readers should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus.

            Cantor Fitzgerald & Co., PI Financial (US) Corp., Canaccord Genuity Inc., Haywood Securities (US) Inc. and Roth Capital Partners, LLC are not registered as investment dealers in any Canadian jurisdiction and, accordingly, will only sell the Offered Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada.

            This Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and may not be comparable to financial statements of United States companies. Our financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards, in addition to the independence standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC.

            Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. You should read the tax discussion in this Prospectus fully and consult with your own tax advisers. See “Certain Canadian Federal Income Tax Considerations”, “Certain Material United States Federal Income Tax Considerations” and “Risk Factors”.

            The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of its officers and directors are residents of Canada, and that all of the experts named in the registration statement are not residents of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            Unless otherwise indicated, all references to “dollars or “$” in this Prospectus are to Canadian dollars and all references to “U.S. dollars” or “US$” in this Prospectus are to United States dollars.

            Mr. Daniel McCoy and Mr. Antonio Arribas, directors of the Company, reside outside of Canada. Each of Mr. McCoy and Mr. Arribas has appointed McMillan LLP, located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

            The Company’s head office is located at Suite 600, 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5. The Company’s registered office is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

Cantor Fitzgerald Canada Corporation
PI Financial Corp.	Canaccord Genuity Corp.
Echelon Wealth Partners Inc.	Haywood Securities Inc.	Roth Capital Partners, LLC

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING INFORMATION

            Auryn cautions readers regarding forward-looking information found in this Prospectus and the documents incorporated by reference herein and in any other statement made by, or on the behalf of the Company. Such information may constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information involves statements that are not based on historical information, but rather relate to future operations, strategies, financial results or other developments. Forward-looking information is necessarily based upon estimates and assumptions, which are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Auryn’s control and many of which, regarding future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking information made by or on the Company’s behalf. Although Auryn has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. All factors should be considered carefully and investors should not place undue reliance on Auryn’s forward-looking information as actual results may vary. Examples of such forward-looking information within this Prospectus include statements relating to: expected use of proceeds of the Offering, completion and timing of the Offering, exercise of the Over-Allotment Option, the future price of minerals, future capital expenditures, success of exploration activities, mining or processing issues, government regulation of mining operations and environmental risks. Forward-looking information is made based on management’s beliefs, estimates and opinions and is given only as of the date of this Prospectus. The Company undertakes no obligation to update forward-looking information if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law.

            Forward-looking information reflects Auryn’s current views with respect to expectations, beliefs, assumptions, estimates and forecasts about the Company’s business and the industry and markets in which the Company operates. Forward-looking information is not a guarantee of future performance and involves risks, uncertainties and assumptions, which are difficult to predict. Assumptions underlying the Company’s expectations regarding forward-looking statements or information contained in this Prospectus include, among others, the Company’s ability to comply with applicable governmental regulations and standards, the Company’s success in implementing its strategies and achieving its business objectives, the Company’s ability to raise sufficient funds from equity or other financings in the future to support its operations, and general business and economic conditions. The foregoing list of assumptions is not exhaustive.

            Persons reading this Prospectus are cautioned that forward-looking information is only a prediction, and that the Company’s actual future results or performance are subject to certain risks and uncertainties including:

  risks related to the Company’s mineral properties being subject to prior unregistered agreements, transfers or claims and other defects in title;

  risks related to the Company’s history of losses, which may continue in the future;

  risks related to increased competition that could adversely affect the Company’s ability to attract necessary capital funding or obtain suitable properties for mineral exploration in the future;

  risks related to the Company’s officers and directors becoming associated with other natural resource companies, which may give rise to conflicts of interest;

  uncertainty and volatility related to stock market prices and conditions;

  further equity financings, which may substantially dilute the interests of the Company’s shareholders;

  dependence on general economic, market or business conditions;

  changes in business strategies;

  changes in laws and regulations; and

  other factors described under the heading “Risk Factors” in this Prospectus and documents incorporated by reference herein.

GLOSSARY OF CERTAIN TECHNICAL TERMS

            This Prospectus uses the certain technical terms presented below as they are defined in accordance with the CIM Definition Standards on Mineral Resources and Reserves (the “CIM Standards”) adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM Council”). Unless otherwise indicated, all Mineral Resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with the CIM Standards, as required by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Administrators. The following definitions are reproduced from the latest version of the CIM Standards, which were adopted by the CIM Council on May 10, 2014:

Feasibility Study

A comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable modifying factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of a Feasibility Study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. The confidence level of the study will be higher than that of a Pre-Feasibility Study.

Indicated Mineral Resource

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

Inferred Mineral Resource

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity.

An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

Measured Mineral Resource

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit.

Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Resource or to a Probable Mineral Reserve.

Mineral Reserve

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-feasibility or feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.

Mineral Resource

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

Modifying Factors

Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

Pre-Feasibility study

A comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the Modifying Factors and the evaluation of any other relevant factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A Pre-Feasibility Study is at a lower confidence level than a Feasibility Study

Probable Mineral Reserve

A Probable Mineral Reserve is the economically mineable part of an Indicated Mineral Resource, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

Proven Mineral Reserve	A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Canadian Disclosure Regarding Mineral Properties

            Readers should be aware that the disclosure in this Prospectus, including the documents incorporated by reference herein, uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

            For United States reporting purposes, under SEC Industry Guide 7 (under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”)), as interpreted by the staff of the SEC, mineralization may not be classified as a “reserve” unless the determination had been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards.

            This Prospectus, including the documents incorporated by reference herein, uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. We advise United States investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. United States investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

            Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exists. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies. It cannot be assumed that all or any part of “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “inferred mineral resources” in this Prospectus is economically or legally mineable.

            For the above reasons, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

International Financial Reporting Standards

            The Company prepares its financial statements, which are incorporated by reference into this Prospectus, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. Accordingly, the Company’s financial statements are not comparable to financial statements of United States companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “dollars” or “$” are to Canadian dollars and references to “U.S. dollars” or “US$” are to United States dollars.

            Except as otherwise noted in the Company’s Annual Information Form and the Company’s financial statements and related management’s discussion and analysis of financial condition and results of operations of the Company that are incorporated by reference into this Prospectus (see “Documents Incorporated by Reference”), the financial information contained in such documents is expressed in Canadian dollars.

            The high, low, average and closing exchange rates for the United States dollar in terms of Canadian dollars for each of the financial periods of the Company ended September 30, 2017, December 31, 2016, December 31, 2015 and June 30, 2015, as quoted by the Bank of Canada, were as follows:

	Nine months ended	Year ended	Six Months	Year ended
	September 30, 2017	December 31, 2016	December 31, 2015	June 30, 2015
	(expressed in Canadian dollars)

High	1.3743	1.4589	1.3990	1.2803

Low	1.2128	1.2544	1.1728	1.0634

Average	1.3074	1.3248	1.2787	1,1737

Closing	1.2480	1.3427	1.3840	1.2474

On March 12, 2018, the exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = $1.2830.

DOCUMENTS INCORPORATED BY REFERENCE

            The following documents filed with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta and Ontario, are available at www.sedar.com and are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  the annual information form of the Company dated March 28, 2017 (the “Annual Information Form”);

  the audited consolidated financial statements of the Company, and the notes thereto for the year ended December 31, 2016, six months ended December 31, 2015 and the year ended June 30, 2015, together with the independent auditors’ report thereon and the associated management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016;

  the condensed interim consolidated financial statements, and the notes thereto, for the three and nine months ended September 30, 2017 and 2016, and the associated management’s discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2017;

  the management information circular of the Company dated April 20, 2017 distributed in connection with the Company’s annual general and special meeting of shareholders held on June 1, 2017;

  the material change report dated January 26, 2017 regarding the closing of the Company’s brokered private placement of common shares; and

  the term sheet of the Company dated March 13, 2018 with respect to the Offering (the “Marketing Materials”).

            Material change reports (other than confidential reports), business acquisition reports, annual financial statements, interim financial statements, the associated management’s discussion and analysis of financial condition and results of operations and all other documents of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and before completion or withdrawal of the Offering, will be deemed to be incorporated by reference into this Prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated by reference herein.

            In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this Prospectus forms a part. In addition, if and to the extent indicated therein, the Company may incorporate by reference into the registration statement on Form F-10 of which this Prospectus forms a part documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the statement or document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

            Copies of the documents incorporated herein by reference may also be obtained on request without charge from the Corporate Secretary of Auryn Resources Inc., Suite 600, 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5, Telephone: 778-729-0600.

MARKETING MATERIALS

            The Marketing Materials are not part of this Prospectus to the extent that the contents of the Marketing Materials are modified or superseded by a statement contained in this Prospectus. Any “template version” of any “marketing materials” (each as defined in National Instrument 41-101 – General Prospectus Requirements) filed under the Company’s profile on SEDAR at www.sedar.com after the date of this Prospectus and before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the Marketing Materials) will be deemed to be incorporated by reference into this Prospectus.

THE COMPANY

            The Company was incorporated under the name “Georgetown Capital Corp.” under the Business Corporations Act (British Columbia) on June 9, 2008. The Company was a Capital Pool Company under the policies of the TSX Venture Exchange. The Company completed a qualifying transaction with Full Metal Minerals USA Inc. in February 2011. On October 15, 2013, the Company changed its name to “Auryn Resources Inc.”. The Company’s registered and records office is located at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7. The Company’s head office is located at Suite 600-1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

            The Company’s common shares are listed on the TSX and NYSE American under the trading symbol “AUG”.

            The Company has five wholly-owned subsidiaries, North Country Gold Corp., Homestake Resource Corporation (“Homestake”) and Homestake Royalty Corp., all incorporated under the laws of British Columbia, and Corisur Peru S.A.C. (“Corisur”) and Sombrero Minerales S.A.C., both incorporated under the laws of Peru.

            The Company’s principal mineral property is the Committee Bay gold project (the “Committee Bay Project”) located in Nunavut, Canada. It is comprised of more than 380,000 hectares situated along the Committee Bay Greenstone Belt approximately 180 km NE of the Meadowbank mine operated by Agnico Eagle Mines Limited and extends more than 300 km northeast.

            The Company also holds a 100% interest in the Homestake Ridge project (the “Homestake Ridge Project”) located within the Iskut-Stewart-Kitsault belt, in northwestern British Columbia. The Homestake Ridge Project is comprised of approximately 7,500 hectares and is located in the Kitsault Mineral district of British Columbia. The Homestake Ridge Project is located 32 km southeast of Stewart, British Columbia at the southern extent of the Cambria ice field, accessible by fixed wing aircraft or helicopter.

            The Company has acquired the rights to a portfolio of gold and copper projects located in the Tacna province of Southern Peru (including the Sombrero gold-copper project, the Banos del Indio gold project, Huilacollo and Curibaya) (collectively, the “Peruvian Portfolio”). The Peru Portfolio encompasses more than 50,000 hectares within the prolific Pliocene Au/Ag epithermal and Miocene Cu/Au porphyry belts.

            Further information regarding the business of the Company, its operations and its mineral properties, including the Committee Bay Project, the Homestake Ridge Project, and the Peruvian Portfolio can be found in this Prospectus under the heading “Mineral Properties”, as well as in the Company’s Annual Information Form and the materials incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

MINERAL PROPERTIES

Committee Bay, Nunavut, Canada

            On June 16, 2017, the Company filed a technical report entitled “Technical Report on the Committee Bay Project, Nunavut Territory, Canada” with an effective date of May 31, 2017 with respect to its Committee Bay Project (the “Original 2017 Committee Bay Technical Report”). On November 3, 2017, the Company filed an amended and restated technical report entitled “Technical Report on the Committee Bay Project, Nunavut Territory, Canada” dated October 23, 2017 with an effective date of May 31, 2017 with respect to its Committee Bay Project prepared by David A. Ross, M.Sc., P.Geo of Roscoe Postle Associates Inc. (“RPA”) (the “Amended 2017 Committee Bay Technical Report”). The Amended 2017 Committee Bay Technical Report amended the Original 2017 Committee Bay Technical Report to remove an incorrect reference to the previous 2013 mineral resource estimate being current and to confirm that the current mineral resource estimate in the Amended 2017 Committee Bay Technical Report, which is effective May 31, 2017, reflected updated metal price, exchange rate and operating cost assumptions.

            The following information on the Committee Bay Project is a summary of the Amended 2017 Committee Bay Technical Report and is qualified by reference to the Amended 2017 Committee Bay Technical Report in its entirety. Readers are encouraged to review the Amended 2017 Committee Bay Technical Report under the Company’s profile at www.sedar.com. This information supersedes the information on the Committee Bay Project included in the section of the Annual Information Form entitled “Committee Bay Project”. The information derived from the Amended 2017 Committee Bay Technical Report supersedes the information derived from the technical report entitled “Technical Report on the Three Bluffs Project, Nunavut Territory, Canada” dated August 17, 2015 (the “2015 Committee Bay Technical Report”). For clarity, the Company is not relying on any information derived from the 2015 Committee Bay Technical Report in this Prospectus.

Property Description and Location

            The Committee Bay Project is located in the eastern part of the Kitikmeot Region of Nunavut, approximately 430 km northwest of the town of Rankin Inlet, Nunavut. The Committee Bay Project is only accessible by air, either from Rankin Inlet or Yellowknife, Northwest Territories. The Committee Bay Project is centered at approximately 7,400,000m N and 570,000m E (NAD 83, Zone 15N) in 1:250,000 scale map sheets 56J (Waker Lake), 56K (Laughland Lake), 56O (Arrowsmith River) and 56P (Ellice Hills).

Land Tenure

            As of the effective date of the Amended 2017 Committee Bay Technical Report, the Committee Bay Project consists of three non-contiguous blocks totalling 44 crown leases, 274 claims and one sub-surface exploration agreement covering IOL totalling approximately 427,978 ha. Auryn reports that the leases, claims and the sub-surface exploration agreement are in good standing. Applications are pending for an additional 13 leases totalling approximately 13,714.5 ha.

            On March 20, 2015, Auryn announced that it had entered into a definitive joint venture agreement with North Country Gold Corp. (“NCG”) whereby it could earn a 51% interest in NCG’s Committee Bay Project by incurring $6 million in expenditures over a 30 month period. Of that amount, $500,000 was a firm commitment to be spent within 12 months. Auryn also agreed to buy 10 million of NCG shares at a price of $0.05 each as part of a non-brokered private placement.

            On June 30, 2015, Auryn announced that it had entered into a letter agreement with NCG whereby it would acquire all the NCG shares that it did not already own in exchange for 13.8 million shares of Auryn valued at approximately $20.4 million. The Auryn shares issued as part of the agreement constituted approximately 30.7% of Auryn’s outstanding shares. On September 25, 2015, Auryn announced that it had completed the agreement and that NCG had become a subsidiary of Auryn.

Accessibility

            The Committee Bay Project is located 430 km northwest of Rankin Inlet, Nunavut. Access to Rankin Inlet is achieved via regularly scheduled commercial flights (Canadian North and/or First Air) from Yellowknife, Northwest Territories;Winnipeg, Manitoba; and Ottawa, Ontario. Rankin Inlet and Baker Lake are serviced seasonally by barge and ship. The hamlets of Baker Lake, Naujaat (Repulse Bay), Gjoa Haven, Taloyoak, and Kugaaruk (Pelly Bay) are accessible by scheduled commercial flights.

            At the Three Bluffs camp site, Hayes Camp, an esker airstrip is accessible by Twin Otter fixedwing aircraft on oversized tires from June through early September. Parts of the Hayes River area are accessible to float-equipped fixed-wing aircraft by late June. Fixed-wing and helicopter charters may be arranged either from Rankin Inlet or from Yellowknife. In order to facilitate the mobilization of large quantities of equipment and supplies for exploration programs, a 5,000 ft airstrip (ice-strip) is constructed each spring on Sandspit Lake at Hayes Camp.

Climate

            The Committee Bay Project is located in the Wager Bay Plateau Ecoregion of the Northern Arctic Ecozone (Marshall and Schutt, 1999). This ecoregion is classified as having a low arctic ecoclimate. Summers are short and cold, with mean daily temperatures above freezing only in July and August. Snow cover usually lasts from September to June, but it can fall during any month. Most of the lakes are icebound until approximately mid-July.

            Precipitation is moderate throughout the year, but drifting of snow in the winter can result in considerable localized accumulations, particularly on the sides of hills. Fog is often a problem near the coast and at higher elevations particularly during the late spring to early summer and the fall months.

            Table 1 illustrates the major climatic data for the three closest Environment Canada weather stations, Repulse Bay, Pelly Bay and Gjoa Haven, located approximately 235 km to the east, 220 km to the north, and 290 km to the northwest, respectively.

TABLE 1 – CLIMATIC DATA
Auryn Resources Inc. – Committee Bay Project

	Repulse Bay	Pelly Bay	Gjoa Haven
Mean January temperature	-31.3°C	-33°5C	-33.8°C
Mean July temperature	8.8°C	9.3°C	11.6°C
Extreme maximum temperature	28.0°C	29.0°C	33.6°C
Extreme minimum temperature	-50.0°C	-51.5°C	-50.6°C
Average annual precipitation	311.3 mm	261.3 mm	272.5 mm
Average annual rainfall	123.8 mm	116.6 mm	163.4 mm
Average annual snowfall	215.4 cm	146.2 cm	126.5 cm

Source: Environment Canada

Local Resources

            Most services are available in Baker Lake, Kugaaruk, and Rankin Inlet, including: groceries; hotel accommodations; expediting services; and some camp supplies. Anything that is not locally available can be shipped in via daily scheduled air services.

            The Rankin Inlet area is a hub of mining activity in the region. Exploration and mining suppliers and contractors are available from Manitoba and the Northwest Territories. General labour is readily available from the local communities.

Existing Infrastructure

            There is no permanent infrastructure at the Committee Bay Project. Auryn maintains three camps to support seasonal exploration campaigns in various portions of the Committee Bay Project, namely the Hayes Camp (100 person capacity), the Bullion Camp (20 to 40 person capacity) and the Ingot Camp (10 person capacity). The Committee Bay Project also benefits from a 914 m, graded, esker airstrip at the Hayes Camp, a permitted, seasonally prepared 1,580 m winter ice airstrip, which is constructed on the adjacent Sandspit Lake, and 320m tundra airstrip at the Bullion Camp. A drill water system is maintained at the Three Bluffs site.

History

            Key historical events are:

  1961 and 1967: Mapping done in the area by the Geological Survey of Canada (“GSC”);

  1970: King Resources Company conducted reconnaissance geological mapping and sampling in the Laughland Lake and Ellice Hills areas. Follow-up work includes geophysics and detailed mapping, trenching, and sampling;

  1970, 1974, and 1976: Cominco Ltd. carried out reconnaissance and detailed geological mapping, ground geophysics, and sampling in the Hayes River area;

  1971: The Aquitaine Company conducted airborne electromagnetic (EM) and magnetometer surveys;

  1972 to 1977: Detailed re-mapping of the area was done by the GSC;

  1979: Urangesellschaft Canada Ltd. carried out reconnaissance airborne radiometric surveys and prospecting for uranium in the Laughland Lake area;

  1986: Wollex carried out geological mapping and rock sampling in the West Laughland Lake area;

  1992: GSC conducted geological re-assessment of the mineral potential of the Prince Albert Group;

  1994: Channel sampling carried out over the Three Bluffs area but the results were lost;

  1996: Terraquest Ltd. conducted a high-resolution airborne magnetometer survey;

  1997 to 1998: P.H. Thompson Geological Consulting Ltd. conducted regional geological mapping in the Three Bluffs area;

  1999 to 2002: GSC conducted a multi-disciplinary study of the Committee Bay Greenstone Belt; and

  1992 to 2012: APEX carried out prospecting, rock sampling, gridding, airborne and ground geophysics, geological mapping, and reverse circulation and diamond drilling on several of the gold targets including Three Bluffs, Three Bluffs West, West Plains, Anuri, Inuk, Antler, and Hayes.

Past Production

            There has been no previous production from the Committee Bay Project.

Geology and Mineralization

            The Committee Bay area, situated in the Churchill Structural Province, is underlain by Archean and Proterozoic rocks and extensively covered by Quaternary glacial drift. It comprises three distinct Archean subdomains (Prince Albert Group, Northern Migmatite, and Walker Lake Intrusive Complex).

            The Committee Bay Greenstone Belt (the “CBGB”), which hosts the gold occurrences discussed in the Amended 2017 Committee Bay Technical Report, is composed of Prince Albert Group rocks. These are bounded by the wide, northeast-striking Slave-Chantrey mylonite belt to the northwest and by the Amer and Wager Bay shear zones to the south. Two major fault systems, the northeast-striking Kellet fault and the northwest-striking Hayes River fault, intersect the central portion of the CBGB and cut the Prince Albert Group rocks. Gold occurrences in the CBGB appear to be spatially related to the major shear systems and their sub-structures indicating the potential for the re-mobilization of mineral-bearing fluids along these structures.

            The regional strike of rock units in the West Laughland Lake area is generally north but shows a degree of variability. Units, generally vertically dipping in much of the CBGB, have a more moderate to shallow dip at Four Hills. Rocks generally strike northeast from Four Hills east to Committee Bay. In the Hayes River area, the east-striking Walker Lake shear zone is the dominant structure. Dips in the Hayes River area are generally sub-vertical and there is evidence of flexural shear and silicification along lithological contacts between iron formation and talc-actinolite schist (meta-komatiite). Rocks of the Curtis River area, approximately 120 km northeast of the Hayes River area, strike northeast and dip sub-vertically.

            The iron formations that host the Three Bluffs, Antler, Hayes, and Ledge gold occurrences have unique lithological associations with their contact rocks and do not appear to be stratigraphically equivalent.

            Three low, rounded, rusty outcrops, called West, Central, and East, comprise the Three Bluffs gold occurrence. Gold mineralization is hosted in gossanous, predominantly oxide, silicate, and sulphide facies iron formations. Iron formation thicknesses range from 25 m to 30 m at the West Bluff to 55 m at the Central Bluff. The Three Bluffs iron formation maintains a thickness of 10 m for a minimum strike length of 1.8 km and is at least 55 m thick for 700 m. The iron formations are poorly banded to massive with locally shared, quartz-veined intervals of up to three metres near lithological contacts. Chlorite and epidote alteration indicates either lower amphibolite grade metamorphism (epidote-amphibolite facies) or the result of retrograde greenschist facies metamorphism associated with gold deposition. Local mineralization, composed of disseminated pyrite and pyrrhotite, can occupy up to 50% of the rock volume.

Exploration Status

            The Three Bluffs deposit is at the Mineral Resource development stage. The remainder of the Committee Bay Project is at the early exploration stage.

            During 2017, the Company announced the results from its Rotary Air Blast (“RAB”) drill program at THE Committee Bay Project. The results received represent approximately 30,000 meters across approximately 150 drill holes targeting areas away from the existing Three Bluffs deposit. Highlights from the drilling are as follows:

  Aiviq prospect - 12.2 meters of 4.7g/t Au (including 3.05 meters of 18.09 g/t Au) intersected in an interpreted silicified shear zone;

  Aarluk prospect - 4.57 meters of 2.52 g/t gold was intersected in banded iron formation;

  West Plains prospect - 9.15 meters of 3.48g/t Au (including 6.1 meters of 4.93 g/t Au), 9.15 meters of 2.89g/t Au and 6.10 meters of 2.54g/t Au (including 1.53 meters of 7.48 g/t Au) all intersected in banded iron formation; and

  Inuk prospect - 25 meters of 1.15g/t Au (including 3.05 meters of 4.13g/t Au) 400 meters away from the historic intercept of 12.6 meters of 16.04 g/t Au within sulphidized banded iron formation.

Committee Bay RAB Drilling QA/QC Disclosure

            Intercepts were calculated using a minimum of a 0.25 g/t Au cut off at beginning and end of the intercept and allowing for no more than four consecutive samples (six meters) of less than 0.25 g/t Au.

            Analytical samples were taken using 1/8 of each 5ft (1.52m) interval material (chips) and sent to ALS Lab in Yellowknife, Northwest Territories and Vancouver, British Columbia for preparation and then to ALS Lab in Vancouver, British Columbia for analysis. All samples are assayed using 30g nominal weight fire assay with atomic absorption finish (Au-AA25) and multi-element four acid digest ICP-AES/ICP-MS method (ME-MS61). Quality Assurance/Quality Control (“QA/QC”) programs using internal standard samples, field and lab duplicates and blanks indicate good accuracy and precision in a large majority of standards assayed.

            In 2015 and 2016, Auryn completed a total of 95 RAB holes for approximately 13,045 m and seven diamond drill holes for approximately 3,715 m on the Committee Bay Project. This drilling was located on new prospects and did not affect the current Mineral Resources.

Mineral Resources

            The Mineral Resources at the Committee Bay Project are estimated to be approximately 2.07 million tonnes of Indicated Mineral Resources grading 7.85 g/t Au, containing 524,000 ounces of gold, and 2.93 million tonnes of Inferred Mineral Resources grading 7.64 g/t Au, containing 720,000 ounces of gold. Compared to the previous Mineral Resource estimate prepared by RPA in 2013, the tonnage has decreased and the grades have increased due to a higher cut-off grade based on the current metal price, exchange rate, and operating cost assumptions.

            The estimate was carried out using a block model method constrained by wireframe gradeshell models, with Inverse Distance Cubed (ID3) weighting. Two sets of wireframes and block models were employed: one contemplated open pit mining and the other, underground mining. A lower set of cut-off criteria were used for the open pit versus the underground to reflect the lower costs that should be incurred by mining from surface. To fulfil the resource criteria of “reasonable prospects for eventual economic extraction”, a preliminary pit shell was generated from the open pit model. Blocks from the open pit model captured within this shell were considered eligible for reporting as open pit resources. The same pit shell was applied to the underground model, except that blocks from this model were included in the resource only if they were outside of the shell.

Mineral Reserves

            There are no mineral reserves on the Committee Bay Project.

Adjacent Properties

            The Committee Bay Project is contiguous with claims held by various companies and individuals. None of the adjacent claims are known to host mineralized zones comparable to the Three Bluffs deposit. No reliance was placed on any information from adjacent properties in the estimation and preparation of the Mineral Resources reported in Amended 2017 Committee Bay Technical Report. Adjacent properties are therefore not deemed material.

Conclusions

            The Committee Bay Project is located within the granite-greenstone rocks of the Archean Prince Albert group, a component of the Rae Domain within the Western Churchill Province. The Three Bluffs gold deposit is characterized by a thick interval of iron formation that appears to form the nose of an upright isoclinal antiform. The majority of the gold mineralization is hosted in silicate, oxide, and/or sulphide facies iron formation. Gold mineralization has also been identified in shear hosted quartz veins in sedimentary and volcanic rocks.

            Drilling has outlined mineralization with three-dimensional continuity, and size and grades that can potentially be extracted economically. Project geologists have a good understanding of the regional, local, and deposit geology and controls on mineralization. The geological models are reasonable and plausible interpretations of the drill results.

            Exploration protocols for drilling, sampling, analysis, security, and database management meet industry standard practices. The drill hole database was verified by RPA and is suitable for Mineral Resource estimation work.

            The previous resource model prepared by RPA in April 2013 remains representative of the mineralization. There has been no new drilling in the immediate area of those resources. The cut-off grades were adjusted based on an updated metal price, exchange rate, and operating cost assumptions and the updated Mineral Resource was assigned a new effective date of May 31, 2017.

            Mineral Resources for the Three Bluffs deposit were estimated assuming combined open pit and underground mining methods. At cut-off grades of 3.0 g/t Au for open pit and 4.0 g/t Au for underground, Indicated Mineral Resources are estimated to total 2.07 Mt at an average grade of 7.85 g/t Au containing 524,000 ounces gold. At the same cut-off grades, Inferred Mineral Resources are estimated to total 2.93 Mt at an average grade of 7.64 g/t Au containing 720,000 ounces gold. The open pit Mineral Resources were constrained by a preliminary pit shell generated in Whittle software. Underground Mineral Resources are reported at the high cut-off grade outside of the pit shell.

            The limited metallurgical testwork conducted so far suggests that the gold can be recovered by conventional means, such as a combination of gravity and flotation followed by cyanide leaching of the concentrate. In RPA’s opinion, however, additional metallurgical testwork is warranted.

            The Committee Bay Project covers virtually all of the Committee Bay supracrustal belt which hosts a regionally significant and highly prospective corridor for gold. Previous exploration on the Committee Bay Project did not effectively screen the large property holdings. Auryn’s exploration strategy is both successful and cost effective. Auryn’s work in 2015 and 2016, which covers approximately 85% of the current property holdings, was able to highlight 17 significant gold in till anomalies, several of which are located away from any previously known gold occurrences. There is good potential to discover additional mineralization and to add to the resource base on the Property.

Recommendations

            RPA has reviewed and concurs with Auryn’s proposed exploration programs and budgets. Phase 1 of the recommended work program will include a desktop review of the 2015 and 2016 exploration results in an effort to define the most effective exploration program to determine the source of the recently identified 17 gold in till anomalies. The field portion of Phase 1 will consist of boulder mapping, detailed infill till sampling, and ground magnetics to identify the highest probability targets which will be immediately drill tested. In addition to the target follow-up, Phase 1 exploration should include the completion of the regional till sampling and drone programs over the remaining 15% of the CBGB.

            The Phase 1 program is anticipated to include collection of 17,000 detailed infill till samples and 2,350 regional till samples and completion of 1,200 km2 of drone coverage and 25,000 m of RAB drilling. The Phase 1 program is estimated to cost approximately $20 million. Details of the recommended Phase I program can be found in Table 2 below.

TABLE 2 – PROPOSED BUDGET – PHASE 1
Auryn Resources Inc. – Committee Bay Project

Item	$
PHASE 1
Head Office Expenses	228,000
Project Management/Staff Cost	2,462,000
Expense Account/Staff Travel	1,771,000
Lease Payments	157,000
Till Sampling	685,000
Ground Magnetics	200,000
Drone Surveying	93,000
RAB Drilling	4,863,000
Assaying/Analyses	1,084,000
Camp Costs	650,000
Air Support	5,936,000
Subtotal	18,129,000
Contingency	1,813,000
TOTAL	19,942,000

            A Phase 2 exploration program, contingent on the results of Phase 1, will mainly consist of drilling. Initially, all of the Three Bluffs drill core should be re-logged so that controls on mineralization can be better understood. Following that, 5,000 m to 10,000 m of exploration diamond drilling is proposed at Three Bluffs to test for the continuity of high grade mineralization at depth and along strike from the current deposit. In addition to the focused work at Three Bluffs, it is recommended that any significant RAB drill intersections from the Phase 1 program be followed up with additional RAB drilling and focused diamond drilling. It is also anticipated that additional targets will be identified during the completion of the regional program and these will have to be targeted using a systematic approach, which includes boulder mapping, detailed infill till sampling, and ground magnetics.

            The Phase 2 exploration program is anticipated to include the completion of both diamond and RAB drilling, along with the collection of surface samples. The recommended Phase 2 program is estimated to cost between $20 million and $25 million. Details of the recommended Phase 2 program can be found in Table 3 below.

TABLE 3 – PROPOSED BUDGET – PHASE 2
Auryn Resources Inc. – Committee Bay Project

Item	$
PHASE 2
Head Office Expenses	250,000
Project Management/Staff Cost	2,500,000
Expense Account/Staff Travel	1,800,000
Lease Payments	157,000
Till Sampling	500,000
RAB Drilling	2,000,000
Diamond Drilling	6,000,000
Assaying/Analyses	1,000,000
Resource Estimate Update	65,000
Metallurgical Test Work	100,000
Air Support	6,000,000
Camp Costs	700,000
Subtotal	21,172,000
Contingency	2,117,000
TOTAL	23,289,000

Homestake Ridge, British Columbia, Canada

            On October 12, 2017, the Company filed a technical report entitled “Technical Report on the Homestake Ridge Project, Skeena Mining Division, Northwestern British Columbia” dated September 29, 2017 with an effective date of September 1, 2017 (the “Original 2017 Homestake Ridge Technical Report”) with respect to the Homestake Ridge Project located in the Skeena Mining Division, northwestern British Columbia, Canada. On November 3, 2017, the Company filed an amended and restated technical report with respect to its Homestake Ridge Project entitled “Technical Report on the Homestake Ridge Project, Skeena Mining Division, Northwestern British Columbia” dated October 23, 2017 with an effective date of September 1, 2017 prepared by David A. Ross, M.Sc., P.Geo. and Paul Chamois, M.Sc.(A), P.Geo. of RPA (the “Amended 2017 Homestake Ridge Technical Report”). The Amended 2017 Homestake Ridge Technical Report amended Section 6 of the Original 2017 Homestake Ridge Technical Report in order to clarify that (i) certain resources originally referred to as “Historical Estimates” had been reported in prior NI 43-101 technical reports, and accordingly were not “Historical Estimates” within the meaning of NI 43-101, and (ii) to remove reference to the previous historical 2013 resource estimate remaining current, given that the Original 2017 Homestake Ridge Technical Report and the Amended 2017 Homestake Ridge Technical Report provided and updated resource estimate with an effective date of September 1, 2017.

            The purpose of the Original 2017 Homestake Ridge Technical Report and Amended 2017 Homestake Ridge Technical Report was to support the disclosure of an updated Mineral Resource estimate. RPA visited the property from August 26 to 28, 2017. The effective date of the updated Mineral Resource estimate is September 1, 2017.

            The following information on the Homestake Ridge Project is a summary of the Amended 2017 Homestake Ridge Technical Report and is qualified by reference to the Amended 2017 Homestake Ridge Technical Report in its entirety. Readers are encouraged to review the Amended 2017 Homestake Ridge Technical Report under the Company’s profile at www.sedar.com. The information derived from the Amended 2017 Homestake Ridge Technical Report supersedes the information derived from the technical report entitled “Technical Report on the Homestake Ridge Project, an Updated Mineral Resource, Kitsault, British Columbia” dated effective June 7, 2013 and readdressed November 15, 2016 (the “2013 Homestake Ridge Technical Report”). For clarity, the Company is not relying on any information derived from the 2013 Homestake Ridge Technical Report in this Prospectus.

Property Description and Location

            The Homestake Ridge Project covers 7,547.15 ha and is located approximately 32 km southeast of Stewart, British Columbia, and approximately 32 km north-northwest of the tidewater communities of Alice Arm and Kitsault, BC. The property is located within NTS 1:50,000 scale topographic map 102/P13. It is centred at approximately 55° 45' 12.6" N latitude and 129° 34' 39.8" W longitude on Terrain Resource Integrated Management (TRIM) maps 103P072 and 103P073 and lies within Zone 9 of the UTM projection using the NAD83 datum.

Land Tenure

            The Homestake Ridge Project comprises four non-contiguous blocks consisting of seven crown grants and 36 mineral claims covering a total area of 7,547.15 ha in the Skeena Mining Division. The crown grants include surface rights, while the mineral claims do not include surface rights.

            On June 14, 2016, Auryn announced that it had entered into a binding letter agreement whereby it would acquire all the issued and outstanding common shares of Homestake. On September 8, 2016, Auryn announced that it had completed a plan of arrangement and that Homestake had become a wholly-owned subsidiary of Auryn. Homestake holds a 100% interest in the Homestake Ridge Project, subject to various royalty interests on certain claims held by vendors, with some claims requiring annual royalty payments.

Accessibility

            The Homestake Ridge Project is located 32 km southeast of Stewart, BC, at the southern extent of the Cambria ice field. Access to the Homestake Ridge Project from the town of Kitsault is by boat/barge to the community of Alice Arm. From there, an upgraded tractor trail follows an old railway bed for a distance of 32 km into the area of the past producing Dolly Varden silver mine, approximately four kilometres from the southern boundary of the Homestake Ridge Project. From there, overgrown mule trails lead to the historic workings of the Vanguard and Homestake areas of the Homestake Ridge Project. Helicopters are available for charter from either Prince Rupert, Terrace, or Stewart.

Climate

            Climate in the area is classified as Oceanic or Marine West Coast and is characterized by moderately cool summers and mild winters with a narrower annual range of temperatures compared to sites of similar latitude. Climate data derived from the closest monitoring station (Nass Camp) indicates that temperatures range from an average low of -6.6°C in January to an average high of 21.6°C in July. The mean temperature for the year is 5.3°C.

            The area receives 1,065 mm of precipitation each year (expressed in mm of water). Rainfall peaks in October with 165 mm. Snowfall is highest in December and January when accumulations are 92 cm and 91 cm respectively. The property is reported to be covered in snow from late September to late June. Precipitation and heavy fog often impact on airborne access to the Homestake Ridge Project.

Local Resources

            The Homestake Ridge Project is located north of the historic mining towns of Kitsault and Alice Arm. Both towns are located at Alice Arm, a branch of the Observatory Inlet and part of the Portland inlet system which hosts Canada’s most northerly, ice-free, deep sea port at Stewart.

            Sprott Power Corp. (Sprott Power) initiated development of six hydroelectric projects in the Upper Kitsault Valley. To facilitate the construction, roads and bridges are being upgraded in that area. Sprott Power is also redeveloping shutdown hydroelectric utilities in the area including the Kitsault dam and powerhouse. The Government of British Columbia has announced the resurfacing of 18 km of Highway 113, which will improve access to Kitsault from Terrace.

            Labour and supplies for the Homestake Ridge Project can be brought in from Terrace, which lies 185 km to the south, along Highway 113. Terrace has a population of 12,109 (2001 census) and hosts wide range of supplies, services, and trained labour. Terrace is serviced by three air carriers with daily scheduled flights.

Existing Infrastructure

            There is no permanent infrastructure at the Homestake Ridge Project. A temporary camp capable of housing 40 people was established at 55°44.406’ N and 129°35.128’ W for the duration of the 2017 exploration program.

History

            The Homestake Ridge Project comprises two areas of historic exploration. The Homestake and the Vanguard groups have been tested by past explorers starting in the early 1900s after the discoveries at Anyox and in the Stewart region. Claims were first staked at the Homestake group between 1914 and 1917. In 1925, the original claims were given “Crown Grant” status.

            In 1939, the property was optioned by British Lion Mines Ltd. British Lion Mines Ltd. conducted extensive trenching and excavated two (Smith and Myberg) adits, shipping eight tonnes of selected ore that returned 1,120 g Au, 1,617 g Ag, 63.5 kg Pb, 303 kg Zn and 599 kg Cu from the Homestake group of claims. This is the only known production from the property.

            In 1947, a cross-cut adit was begun on the Nero claim (operator unknown) that formed part of the Vanguard group. Work continued until the early 1950s when the claims were abandoned.

            In 1964, Dwight Collison of Alice Arm staked the area, conducted surface trenching, limited underground work, and drilled seven holes for an aggregate of 58.2 m, on the Lucky Strike and Cascade claims which make up part of the Homestake group. In 1966, Canex Aerial Exploration Ltd. undertook an exploration program and in 1967, Amax Exploration conducted and extended examination of the Vanguard group.

            In 1979, Newmont Exploration of Canada Ltd. optioned part of the property, which excluded the original Homestake and Vanguard claims and targeted near surface massive sulphides. Newmont Exploration of Canada Ltd. terminated the option in late 1980. Caulfield Resources Ltd. explored the Vanguard group in 1981, but no subsequent work was done.

            Homeridge Resources Ltd. optioned the property in 1984, but no work was done. The claims were allowed to lapse in 1986, were re-staked and optioned to Cambria Resources Ltd., which completed geological mapping, lithogeochemical sampling, trenching and 4.3 line km of IP and resistivity surveys.

            The ground was optioned to Noranda Exploration Company Limited. Between 1989 and 1991, Noranda Exploration Company Limited consolidated ground by optioning more area including the Cambria, Homestake, and Vanguard claims. Geological mapping and geophysical surveys were conducted and twelve diamond drill holes were cored for a total of 1,450.05 m.

            Teck Resources Limited acquired the current Homestake Ridge property in 2000 via option agreements and staking. From 2000 to 2002, Teck Resources Limited conducted geochemical and geological surveys, trenching, and drilling for volcanogenic massive sulphide (VMS) deposits.

            Homestake (formally Bravo Venture Group) optioned the property from Teck Resources Limited in 2003. Homestake’s work, prior to 2009, consisted of the compilation of historic data, the performance of geochemical and geophysical surveys, geological mapping, and the drilling of 27,289 m in 120 NQ2 and BTW diamond drill holes. In 2007, Homestake released a NI 43-101-compliant Mineral Resource estimate at a 0.5 g/t AuEq cut-off grade which totalled 11.9 Mt in the Inferred category grading 2.36 g/t Au, 15.0 g/t Ag, and 0.11% Cu.

            From 2008 to 2009, resumed diamond drilling and was successful in confirming the known mineralized zones as well as discovering the Homestake Silver Zone located approximately 700 m to the southeast of the Main Homestake deposit.

            In 2010, Scott Wilson RPA prepared an updated NI 43-101 compliant Mineral Resource estimate for the Homestake Ridge Project at a 3 g/t AuEq cut-off grade which totalled 888,000 t in the indicated category grading 6.69 g/t Au, 47.2 g/t Ag and 0.15% Cu and 2.34 Mt in the inferred category grading 4.62 g/t Au, 106 g/t Ag and 0.13% Cu.

            From 2010 to 2012, Homestake completed additional surface exploration including further mapping, soil and rock sampling, 13.54 line km of IP surveying, and diamond drilling resulting in the identification of new exploration targets and the significant expansion of Mineral Resources estimate on the Homestake Ridge Project.

            In April of 2011, Homestake announced the results of an updated Mineral Resource estimate at the Homestake Silver Zone by RPA, which resulted in a significant increase in the inferred resources of the previous estimate. The reported resource at a 3.0 g/t AuEq cut-off grade totalled 888,000 t in the indicated category grading 6.69 g/t Au, 47.2 g/t Ag and 4.1 Mt in the inferred category grading 4.62 g/t Au, 103 g/t Ag.

            In 2011 a new discovery was made 800 m to the southwest of, and parallel to, the Main Homestake and Homestake Silver deposits. This area, known as the South Reef target was tested by three holes with all three intersecting +30 g/t Au mineralization.

            During 2012, Homestake completed two phases of drilling focussed on the delineation and extension of the South Reef target. The second phase of drilling was funded by Agnico Eagle Mines Limited as part of an option agreement (see below). The 2012 drilling was successful in identifying an approximate 250 m strike by 250 m down dip before ending in, or being offset by, a major fault structure. Mineralization is open along the strike to the northwest. Other targets remain on the property.

            Agnico Eagle Mines Limited optioned the property from Homestake in 2012. From 2013 to 2014, Agnico Eagle Mines Limited completed exploration consisting of prospecting, reconnaissance geological mapping, soil sampling, a limited amount of ground geophysical (magnetics and IP) surveying and diamond drilling consisting of 16 holes totalling approximately 6,525 m. The drilling suggested that the Slide Zone is concordant with the Homestake Main and Homestake Silver zones and trends north northwesterly and dips steeply to the northeast. The option was subsequently terminated.

Past Production

            In 1939, British Lion Mines Ltd. shipped eight tonnes of selected ore that returned 1,120 g Au, 1,617 g Ag, 63.5 kg Pb, 303 kg Zn, and 599 kg Cu from the Homestake group of claims. This is the only known production from the Homestake Ridge Project.

Geology and Mineralization

            The Homestake Ridge Project is located within a lobe of Upper Triassic to Middle Jurassic strata exposed along the western edge of the Bowser Basin within the Stikinia Terrane of the Intermontane Belt. Stikinia formed in the Pacific Ocean during Carboniferous to Early Jurassic (320 Ma to 190 Ma) and collided with North America during the Middle Jurassic.

            The Homestake Ridge Project occurs within the metallogenic region known as the Stewart Complex. Described as the contact of the eastern Coast Plutonic Complex with the west-central margin of the successor Bowser Basin, the Stewart Complex ranges from Middle Triassic to Quaternary in age and is comprised of sedimentary, volcanic and metamorphic rocks.

            The Homestake Ridge Project covers the transition between the sedimentary and volcanic rocks of the Upper Triassic to Lower Jurassic Stuhini Group, a complex sequence of Lower to Middle Jurassic sedimentary, volcanic and intrusive rocks of the Hazelton Group and sedimentary rocks of the Upper to Middle Jurassic Bowser Lake Group.

            The Lower Hazelton rocks comprise fine-grained to feldspar-hornblende phyric volcanic and volcaniclastic rocks of andesite to latite/trachyte composition and may include some phases of hypabyssal monzonite. This lower stratigraphy of the Hazelton Group extends along the length of the Homestake Ridge from the Main Homestake Zone to the Vanguard Copper showings and is the host rock and footwall sequences to the three known mineral deposits, the Main Homestake, Homestake Silver and South Reef zones as well as numerous other showings.

            The cessation of Hazelton volcanism and continued sub-basin development resulted in a rapid facies changes into calcareous sandstones, grits, and conglomerates progressing upwards to thinly laminated and alternating beds of black graphitic and pyritic mudstones and light grey siltstones or very fine-grained sandstones (possible “pyjama beds”) correlated to the Salmon River formation.

            In the northern part of the property at the headwaters of Homestake Creek, rhyolitic volcanic rocks occur at the base of the Salmon River sediments.

            The eastern part of the property is dominated by the Middle to Upper Jurassic Bowser Basin Group which conformably overlies the thin bedded graphitic argillites of the Salmon River formation.

            Structure on the property largely reflects northeast-southwest compression that has continued from the Jurassic to present day. Recent drilling and mapping suggest that the local stratigraphy has undergone several deformation events including uplift and local extension of the Stuhini and lower Hazelton stratigraphy. Large northeast trending ankerite bearing faults have been mapped and related to Tertiary east-west extension.

Exploration Status

            Since acquiring the Homestake Ridge Project, Auryn has completed a limited amount of induced polarization surveying, a soil sampling program and a 15,000 meter diamond drill program. On December 12, 2017, the Company announced the results of its 15,000-meter core drilling program at the Homestake Ridge Project. The program targeted 2 of 7 target areas identified away from the existing deposits and was successful in identifying the plunge of the high-grade South Reef zone. Highlights include 30 meters of 2.00 g/t Au (including 4m @ 6.03g/t Au & 2m @ 11.80 g/t Au), 10 meters of 4.12 (including 2m @ 18.01 g/t Au), 18m of 1.29g/t Au (including 4m of 4.18g/t Au), 8m of 2.67 g/t Au (including 2m of 7.4 g/t), and 14m of 1.23g/t Au. These results identified the geometry of the high-grade mineralization at the South Reef main zone that remains open to the northwest and importantly have identified an emerging parallel high-grade structure (Upper zone) 175 meters to the north of the main zone. These results do not have a material impact of the Homestake Ridge Resource statement presented in Table 4.

Homestake Ridge Drilling QA/QC Disclosure

            Intercepts were calculated using a minimum of a 0.2 g/t Au cut off at beginning and end of the intercept and allowing for no more than four consecutive meters of less than 0.2 g/t Au.

            Analytical samples were taken by cutting NQ diameter core into equal halves on site and sending one of the halves to ALS Laboratories in Terrace, BC, Vancouver, BC or Thunder Bay, ON for preparation and analysis. All samples are assayed using 30g nominal weight fire assay with atomic absorption finish (Au-AA23) and multi-element four acid digest ICP-AES/ICP-MS method (ME-MS61). Where AA23 results were > 5 g/t Au the assay were repeated with 30g nominal weight fire assay with gravimetric finish (Au-GRA21). QA/QC programs using internal standard samples, field and lab duplicates and blanks indicate good accuracy and precision in a large majority of standards assayed.

Mineral Resources

            The current Mineral Resource estimate for the Homestake Ridge Project is summarized in Table 4 below.

TABLE 4 - MINERAL RESOURCE STATEMENT AS AT SEPTEMBER 1, 2017
Auryn Resources Inc. – Homestake Ridge Project

Classification	Tonnage	Gold	Gold	Silver	Silver	Copper	Copper
	(Mt)	(g/t)	(oz)	(g/t)	(Moz)	(%)	(Mlb)
Indicated	0.624	6.25	125,000	47.9	1.0	0.18	2.4
Inferred	7.245	4.00	932,000	90.9	21.2	0.11	16.9

Notes:
1.	CIM Standards were followed for Mineral Resources.
2.	Mineral Resources are estimated at a cut-off grade of 2.0 g/t AuEq.
3.	Assumptions used to calculate AuEq values are described in the Amended 2017 Homestake Ridge Technical Report.
4.	Mineral Resources are estimated using a long-term gold price of US$1,300 per ounce, and a US$/C$ exchange rate of 1.2.
5.	A minimum horizontal width of two metres was used.
6.	Bulk density ranges from 2.66 t/m3 to 2.85 t/m3 depending on the domain.

            RPA updated the Mineral Resource estimate for the Homestake Ridge Project at a cut-off grade of 2 g/t (AuEq). Grades for gold, silver, copper, arsenic and antimony were estimated into the blocks using ID3 weighting. Three block models, one for each of the three main deposit zones, were created in 2013 using GEMS software. Block size for all models was 5 m x 5 m x 5 m. The wireframe models were constructed in Surpac by Homestake personnel working in consultation with RPA. The assay data comprised drilling and trench sampling results from programs conducted by Homestake.

            The main areas of the deposit are the Homestake Main Zone, the Homestake Silver Zone, and the South Reef Zone. The Homestake Main Zone is the more copper-rich of the zones, with both gold-rich and silver-rich variants and an apparent trend of increasing copper grade with depth. The Homestake Main Zone consists of a broad corridor of sub-parallel anastomosing zones which strike approximately 137° and dip steeply to moderately to the northeast. Most of the zones dip at 75° to 80°, flattening to 45° in the central section between elevations 750 MASL and 900 MASL. Widths range from centimetre-scale to four metres in true thickness. Locally, the zones are observed to jog abruptly in a left-lateral sense which is attributed to cross-faulting. These disruptions can be 30 m or more. The Homestake Main Zone has been traced on surface and in drill intercepts for a strike length of 750 m, and a vertical extent of approximately 500 m.

Mineral Reserves

            There are no Mineral Reserves at the Homestake Ridge Project.

Adjacent Properties

            The Homestake Ridge Project is contiguous with claims held by a number of companies and individuals:

  Dolly Varden Resources - located approximately 25 km north of Alice Arm, the Dolly Varden property comprises 9,374 ha and includes two former producing silver mines - the Dolly Varden Mine and the Torbrit Mine. The property is owned by Dolly Varden Silver Corporation, which holds surface rights over some of these mineral claims. The Dolly Varden property adjoins the southern boundary of the property and is underlain by similar a volcano-sedimentary stratigraphy belonging mostly to the lower and middle Jurassic Hazelton Group.

  Kinskuch Property - Homestake optioned the claim group in March 2011. Homestake could earn an 85% interest by making advanced minimum royalty payments totaling $580,000 and spending $3,000,000 in work on the property over a four-year period. The remaining 15% interest could be purchased from the optionor for $2,000,000 and granting a 2% net smelter return (“NSR”) royalty, of which 1% may be purchased for $1,000,000. The vendors are an independent group that staked and previously explored the claims. Subsequently, Homestake let this option lapse and no longer has an interest in the property.

  Avanti Mining Inc. - Located at the head of Alice Arm, the property is the host of the rehabilitated Kitsault open pit mine. The property is 100% owned by Avanti Kitsault Mine Ltd., a wholly owned subsidiary of Avanti Mining Inc. A 1% NSR is held by Aluminerie Lauralco Inc. which may be purchased for US$10 million within 90 days of the presentation of a bankable feasibility study.

Conclusions

            The Homestake Ridge Project is located within the prolific Iskut-Stewart-Kitsault Belt which hosts several precious and base metal mineral deposits. Diverse mineralization styles include stratabound sulphide zones, stratabound silica-rich zones, sulphide veins, and disseminated or stockwork sulphides. Mineralization is related to Early Jurassic feldspar-hornblende-phyric sub-volcanic intrusions and felsic volcanism and commonly occurs with zones of pyrite-sericite alteration. Numerous genetic models can be proposed for the area and local deposits present a broad range of characteristics.

            Drilling has outlined mineralization with three-dimensional continuity, and size and grades that can potentially be extracted economically. Project geologists have a good understanding of the regional, local, and deposit geology and controls on mineralization. The geological models are reasonable and plausible interpretations of the drill results. Exploration protocols for drilling, sampling, analysis, security, and database management meet industry standard practices. The drill hole database was verified by RPA and is suitable for Mineral Resource estimation work.

            RPA updated the Mineral Resource estimate for the Homestake Ridge Project using the block model dated December 31, 2012 and a AuEq cut-off grade based on adjusted metal price, exchange rate and operating cost assumptions. No new drilling information has been received within the resource area and therefore a new effective date of September 1, 2017 was assigned to the Mineral Resource estimate. Data from the drilling being carried out in the late summer and fall of 2017 is expected to be received in October or November of 2017, and the Mineral Resource model and statement will be updated.

            Mineral Resources were estimated considering a potential underground mining scenario. At a cut-off grade of 2 g/t AuEq, Indicated Mineral Resources were estimated to total 0.624 Mt at average grades of 6.25 g/t Au, 47.9 g/t Ag, and 0.18% Cu. At the same cut-off grade, Inferred Mineral Resources were estimated to total 7.245 Mt at average grades of 4.00 g/t Au, 90.9 g/t Ag, and 0.11% Cu. There are no Mineral Reserves estimated on the Homestake Ridge Project.

            The wireframe models of the mineralization have done a reasonably good job of segregating the various zones (domains) within the deposit. The sample statistics show that there are still multiple populations within some of the domains. In RPA’s opinion, this may be due to higher grade zones within the relatively lower grade wireframes. Additional interpretive work may be able to segregate these higher grade domains, which would result in more robust grade interpolations.

            Results from metallurgical test work suggest that the expected recoveries from a combined gravity/flotation processing plant would be: 85% to 93% for gold; 75% to 88% for silver; 85% to 90% for copper.

Recommendations

            Exploration work carried out at the Homestake Ridge Project by previous operators and Auryn has identified significant gold, silver and base metal mineralization. Previous operators focused on stratabound mineralization models similar to that of Eskay Creek. Homestake highlighted several key structures that appear to be the main control on mineralization throughout the property. Work expanded the previously known mineralization in addition to identifying previously unknown mineralization corridors within the Homestake Ridge Project boundaries. Following up on these structures and structural corridors is highly recommended. A two phase multi-year program is recommended to complete additional exploration and resource definition drilling followed by a preliminary economic assessment.

            RPA has reviewed and concurs with Auryn’s proposed exploration programs and budgets. Phase 1 of the recommended work program will build on the results of the 2017 exploration program by expanding and infilling both newly discovered zones of mineralization as well as known deposits with the aim of completing an updated mineral resource estimate. To complete Phase 1, it is recommended that a 20,000 m diamond drilling program be completed. Details of the recommended Phase I program can be found in Table 5 below.

TABLE 5 - PROPOSED BUDGET – PHASE 1
Auryn Resources Inc. – Homestake Ridge Project

Item	$
PHASE 1
Head Office Expenses and Property Holding Costs	500,000
Geologic and Support Staff Cost	2,000,000
Geophysical and Drone Surveys	250,000
Surface Sampling and XRF	500,000
Diamond Drilling	7,500,000
Assaying/Analyses	1,125,000
Camp Costs	650,000
Helicopter Support	2,500,000
Engineering and Baseline Studies	500,000
Subtotal	15,525,000
Contingency	1,552,500
TOTAL	17,077,500

            A Phase 2 exploration program, contingent on the results of Phase 1, will also be diamond drill focussed with the goal of determining the extent of mineralization around the existing deposits and increasing the confidence level in certain areas of the resource by way of additional in-fill drilling. The goal of the Phase 2 drilling would be to bring the resource to the point that it could support the preparation of a preliminary economic assessment in 2019. In addition to the resource targeted drilling, it is recommended that satellite mineralized zones be investigated to determine their significance as the Homestake Ridge Project advances. It is recommended that the Phase 2 program consist of 20,000 m of drilling in addition to environmental, engineering and metallurgical studies as required to support a preliminary economic assessment. Details of the recommended Phase 2 program can be found in Table 6 below:

TABLE 6 - PROPOSED BUDGET – PHASE 2
Auryn Resources Inc. – Homestake Ridge Project

Item	$
PHASE 2
Head Office Expenses and Property Holding Costs	750,000
Geologic Staff and Support Staff Cost	3,000,000
Geophysical and Drone Surveys	250,000
Surface Sampling and XRF	350,000
Diamond Drilling	7,500,000
Assaying/Analyses	1,125,000
Engineering and Baseline Studies	1,500,000
Helicopter Support	2,500,000
Camp Costs	750,000
Subtotal	17,725,000
Contingency	1,772,500
TOTAL	19,497,500

Peruvian Portfolio

     On October 11, 2017, the Company filed a technical report entitled “Technical Report for the Huilacollo Project, Tacna Province, Southern Peru” dated October 10, 2017 with an effective date of September 29, 2017 (the “2017 Huilacollo Technical Report”) with respect to its Huilacollo property (the “Huilacollo Property”) prepared by Michael B. Dufresne, M.Sc., P.Geolo., P.Geo. and Bahram Bahrami, B.Sc., P.Geo. of APEX Geoscience Ltd. (“APEX”).

     The following information on the Huilacollo Property is derived from a summary of the 2017 Huilacollo Technical Report and is qualified by reference to the 2017 Huilacollo Technical Report in its entirety. The 2017 Huilacollo Technical Report is incorporated herein by reference and readers are encouraged to review the 2017 Huilacollo Technical Report under the Company’s profile at www.sedar.com.

Property Description and Location

     The Huilacollo Property encompasses 5 contiguous concessions totalling 3,300 hectares (“ha”) in the Tacna Province of southern Peru approximately 10 km northwest of the border with Chile and 55 km northeast of the City of Tacna, Peru.

Land Tenure

     Auryn holds its interest in the Huilacollo Property through Corisur which acquired the rights to the Huilacollo Property in three separate transactions with private Peruvian company’s/owners. Corisur may acquire 100% interest in the 5 concessions, subject to an NSR, and through a combination of work expenditures and cash payments. A summary of the three transactions is described as follows:

•

In June 2016, Corisur acquired the Huilacollo 1 and Huilacollo 2 concessions (2,000 ha) through an option agreement with a local Peruvian company, Inversiones Sol S.A.C Under the Huilacollo option, Corisur may acquire 100% interest of the Huilacollo Property, subject to an NSR, and through a combination of work expenditures and cash payments that total US$15.75 million, as detailed in Table 7 below. The Huilacollo NSR is 1.5% and 2.5% for precious metals and base metals, which is buyable for US$2.5 million and US$7.0 million, respectively;

TABLE 7 – HUILACOLLO OPTION EXPENDITURES AND CASH PAYMENTS

Due Dates		Property	Work Expenditures
		Payments
Effective Date (May 11, 2016)	paid	US$ 250,000	US$ -
May 11, 2018		500,000	2,000,000
May 11, 2019		-	3,000,000
May 11, 2020		250,000	-
May 11, 2021		250,000	2,000,000
May 11, 2022		7,500,000	-
Total		US$ 8,750,000	US$ 7,000,000

In August 2017, Corisur acquired 3 additional concessions (1,100 ha) through transactions with private Peruvian owners; the concessions are known as the Tacora, Tacora Sur and Andamarca concessions. Corisur can acquire 100% interest in the 3 concessions with direct payouts, and the concessions are subject to individual royalties:

o

Under the terms of the Tacora acquisition agreement, Corisur paid US$200,000 on signing of the public deed transferring the concessions in favor of Corisur. The Tacora concessions are subject to a 0.5% NSR, 50% of which is buyable for US$0.5 million; and

o

Under the terms of the Andamarca acquisition agreement, Corisur paid US$450,000 on signing of the public deed transferring the concession in favor of Corisur. The Andamarca concession is subject to 1.5% NSR, 50% of which is buyable for US$2.5 million

The Huilacollo Property is located within a special economic zone situated within 50 km of the Peruvian border. As a non-resident company, Auryn’s right to ultimately exploit these licenses or register its interests require approval from the Peruvian government in the form of a Supreme Decree. Auryn is in the process of submitting its applications with respect the approval and anticipates receiving the approval prior to exercising it rights to take ownership over Corisur.

Accessibility

            Access to the Huilacollo Property from Lima takes about 4.5 hours of travel using commercial airlines and a vehicle. There are daily flights between the cities of Lima and Tacna in the south. Flight time is approximately 1.5 hours. The easiest access to the Huilacollo Property is via the Tacna-La Paz International Road. At kilometre 108, a branch road to the west leads to the property. After about 1.5 hrs, the main part of the Huilacollo Property is visible from the road. Once on the Huilacollo Property, access is by dirt drill roads or foot. Total driving time from Tacna is approximately 3 hours.

Climate

            Weather is typical of high altitude regimes (the Huilacollo Property is at 17º 39’ Latitude South). Cold temperatures and dry conditions dominate during the months of May through September while heavy rain, hail and snow can all occur from November to April. Temperatures vary between a few degrees centigrade below zero during the night, up to 20°C during the day in the last months of the year although colder temperatures are possible. The thermal chill factor, however, may be much lower due to the common wind. Temperature and precipitation statistics are not available for the Huilacollo Property.

            Tacna, which is located some 120 km away and at a much lower elevation, has a mild desert climate (BWn, according to the Köppen climate classification) with average high and low temperatures of 23.5°C and 12.6°C. The nearest community with readily available weather statistics is Talabaya located approximately 1.5 hrs north of the Huilacollo Property. Talabaya is significantly cooler than Tacna with average high and low temperatures of 12.0°C and 8.0°C. The rainy season is mainly between November and April, reaching its peak average precipitation in January at 198 mm. Peak snowfall days occur in May and July averaging 7.5 cm (6 days) and 6.1 cm (4 days), respectively. The amount of daily sunlight is fairly constant at this latitude; between 111 hrs/month (March) to 146 hrs/month (November).

Local Resources and Infrastructure

            There are no permanent buildings or infrastructure on the Huilacollo Property. A temporary camp capable of housing 40 people was established for the duration of the 2017 exploration program. The Town of Talabaya is the nearest locale to purchase supplies. Talabaya is located 1.5 hrs north of the project area on the international road. The Town of Palca is located about 2 hrs from the project on the International Road. It has approximately 2,000 inhabitants with telephone lines and daily bus connections to Tacna.

            Tarata, the capital city of the Pachía District, is located to the north of the project and can be reached in 2.5 hours. There are daily bus connections with surrounding communities, plus telephone and internet connections in Tarata. Fuel, food and basic lodging are available, as is some heavy equipment such as bulldozers. A limited supply of unskilled workers is also available in Tarata. A high-wattage power line crosses about 5 km north of the property boundary.

            The Huilacollo Property is being assessed by Auryn for its oxide gold-silver mineralization potential within a property-wide area of hydrothermally altered volcanics (roughly 4 by 6 km). The deposit type is believed to be consistent with epithermal gold/silver (Au/Ag) mineralization. The Huilacollo Property is situated in a documented epithermal gold and silver volcanic belt of Southern Peru that is known to host significant gold deposits including the Pucamarca Mine, which is located 15 km south of the Huilacollo Property, is currently in production and is owned by Minsur.

History

            Much of the following details for the historic exploration is taken from a prior technical report. Early exploration/mining was carried out in the southeastern part of the current Huilacollo Project (within the Huilacollo 2 concession). This area was the site of mining activity focused on high-grade base and precious metal veins. The largest accessible remaining workings is an adit that is approximately 42 m in length. The remainder of the workings are caved-in or flooded. Little is known about this activity except that it occurred before modern exploration.

            In the late 1970s, a governmental German-Peruvian consortium called “Cooperación Minera Peruano- Alemana” explored for porphyry copper-style mineralization at Santa Elena, which is south of the Huilacollo Property boundary. Geological mapping, geophysical surveys (Induced Polarization) and the subsequent test drilling of four diamond drillholes for a total of 900 m were completed. Argillized and silicified pyritic volcanics with little to no copper were intersected during drilling, which resulted in work ending on the Huilacollo Property in 1979 and the claims being abandoned in 1984.

            In the early 1990s the Huilacollo Property was sampled and mapped at a scale of 1:20,000 by Mr. Jaime Suarez, who took 139 rock chip samples that revealed scattered anomalous gold values. This led to the main Huilacollo concessions being staked in 1992. Since then, the Huilacollo Property was explored by Cominco (Peru) S.R.L., a subsidiary of Cominco Ltd., and Balaclava Resources S.A. in the 1990s. In the 2000s, the Huilacollo Property was explored by Alturas Minerals S.A.. These companies conducted numerous exploration programs that included: detailed- to reconnaissance-scaled geological mapping; ground geophysical surveys; trench and surface sampling along with drilling. The ground work defined an intense alteration corridor with a spatial extent of approximately 5 km x 1 km. Four high-sulphidation alteration centers were identified: Cerro Andamarca, Andamarca Norte, Cerro Huilacollo and Cerro Colorado. Cerro Andamarca is topographically the highest and may comprise the upper levels of a high-sulphidation alteration system. The other three centers show mainly advanced argillic and argillic alteration and the roots of gold-silver siliceous structures. Two of these zones, Cerro Andamarca and Andamarca Norte have been drill tested.

Geology and Mineralization

            The Huilacollo Property is underlain by an Upper Jurassic–Cretaceous volcano-sedimentary sequence that has been intruded by predominantly granodiorite stocks of Upper Cretaceous to Lower Tertiary age. This sequence is folded and faulted along predominately northwest-southeast lineaments. These units are overlain by dacitic to andesitic tuffs and flows of the Tarata and Huilacollo Formations, which are thought to be time equivalents of the Oligocene to early Miocene Tacaza Group.

            The Huilacollo Property is dominated by the gently folded volcanics of the Huilacollo Formation, overlain by the Barroso Group. Three lithostratigraphic packages can be recognized: the oldest and lowermost is an alternating sequence of volcaniclastics and lavas of andesitic composition, belonging to the upper part of the Huilacollo Formation. A sequence of rhyolitic pyroclastics (lapilli and ash fall tuffs, plus volcanic breccia) discordantly overlies this unit. The youngest and uppermost sequence is dominated by slightly altered dacitic to andesitic lavas. The middle sequence is either part of the Huaylillas Formation or the Lower Barroso Group. The upper sequence is probably part of the Upper Barroso Group.

            The volcanic sequences are cut by intrusive stocks and dykes. Stocks are syenitic- to monzogranitic in composition and occupy the topographically lower parts of the property. The dykes tend to have a dacitic composition. Quartz-tourmaline and sericite alteration is well developed around the contacts of both types of intrusive. Although there is no conclusive evidence to link them together, it is likely that the syenitic- to monzogranitic intrusive rocks drove the high-sulfidation systems on the Huilacollo Property.

            Two steep fault systems cut the gently-dipping volcanic sequence, the first strikes northwest and the second strikes northeast. These fault systems probably controlled emplacement of the syenitic- to monzogranitic stocks and the magmatic hydrothermal breccias. Later movements on these faults may have controlled supergene processes and the northeast striking set probably acted as domino-style normal faults that accommodated broadly north-south extension. The north- and northwest-striking faults appear to spatially control an 5.0 km x 1.0 km belt of intense high sulfidation alteration.

            Five areas of interest, possibly representing separate high-sulfidation hydrothermal alteration centers, have been defined within the Huilacollo Property: Andamarca Norte, Cerro Andamarca, Cerro Huilacollo, Cerro Colorado and Corisur’s newly identified Cerro Soroche. Cerro Andamarca is topographically the highest and comprises the upper levels of a high-sulfidation system. The other four centers show widespread mainly advanced argillic alteration and siliceous structures with more localized gold-silver anomalies.

            To date, most of the historical exploration work, and hence potential for economic epithermal gold mineralization, has been focused on a manto-shaped shallow-dipping siliceous breccia around the crest of Cerro Andamarca. The zone can potentially be expanded based on apparent down-faulted extensions to the east, west and north towards, in particular, Andamarca Norte.

            Zones of high grade gold and silver are controlled by favorable shallow-dipping pyroclastic volcanic units and by steeply-dipping, silicified and brecciated structures. Gold-silver grade correlates strongly with the development of the vuggy silica and massive grey silica alteration, with the abundance of secondary hematite and limonite after sulfides.

Exploration

            Recent work by Corisur has demonstrated that geophysics, specifically IP surveys, have assisted in expanding the silicified target zones, which are manifested as high resistivity and low to moderate chargeability anomalies. The Cerro Andamarca target is a 700 x 700 m shallow resistivity anomaly that has to date only been explored by drilling on its eastern margin where the mineralization outcrops on the hill crest over an area of 400 x 200 m. The Andamarca Norte target is a 1,100 x 350 m, shallow resistivity anomaly that again has only been explored by widely spaced drilling on its eastern extremity and contains widespread gold in soil, rock and talus samples. Further sampling along with additional ground geophysical surveys are warranted for Cerro Andamarca and Andamarca Norte.

            Extensive soil/talus sampling by Corisur across the southern two thirds of the Huilacollo Property area in 2016 has identified significant precious metal geochemical anomalies at Cerro Huilacollo, Cerro Colorado and Cerro Soroche. The soil/talus precious metal anomalies warrant follow-up exploration including further sampling, trenching, ground geophysical surveys followed by drilling.

            On October 23rd, 2017, the Company announced its plans for an initial drill program at Huilacollo. This program will include a minimum of 5,000 meters across the north of the Huilacollo project and will focus on the considerable expansion of the areas around the historic drilling at the top of Andamarca hill. A second phase of drilling will be planned for 2018 where continuous surface sampling, spectral analysis, and trenching is ongoing. Results from this surface program will define additional drill targets across the recently defined 1.8 kilometers of greater than 50 ppb gold in soil anomalies on the southern portion of the project and the newly acquired highly prospective Tacora concession.

           As of the date of this prospectus, the Company has completed approximately 1,500 meters of the program with no significant results received to date.

Mineral Resources

            There have been no known Mineral Resource estimates completed on the Huilacollo Property.

Adjacent Properties

            The most significant nearby property of interest is the Pucamarca Gold-Silver Mine owned by Minsur S.A., which is located 15 km southeast of the Huilacollo Property up against the Peru-Chile border in Tacna Province, Southern Peru. The Pucamarca Mine was put into production in 2012 with its first gold produced in early 2013. The initial mineable mineral resource for the project upon start-up was listed at 34.24 million tonnes with an average grade of 0.72 g/t Au and 6.72 g/t Ag for a total of 793,000 troy ounces of gold and 7.7 million troy ounces of silver (BNAmericas report dated August 28, 2009). No details for the resource are reported.

            A little more distant is the Santa Rosa and Cerro Tucari mines of Aruntani S.A.C. located approximately 100 km to the northwest of the Huilacollo Property. The mineralization at these two mines was discovered in 1997 and 2000, respectively, with commencement of production in 2002 and 2004, respectively. The two mines are still in production and were producing in the early years at roughly 100,000 ounces per annum for Santa Rosa and 200,000 ounces per annum for Cerro Tucari.

Recommendations and Conclusions

            Based upon widespread visible alteration across the Huilacollo Project including silicification, hematization and advanced argillic alteration in combination with the recent results of exploration by Corisur including, soil/talus sampling, trenching and ground IP surveys, an aggressive exploration over all areas and targets displaying significant alteration. Exploration should consist of lithological – alteration mapping, drone photo and elevation surveys, continued soil/talus sampling, additional trenching along with ground geophysical surveys including ground magnetic surveys and additional infill and extended IP surveys. The ground work should be followed up with drilling at each of the five target areas. The Phase 1 exploration fieldwork budget (exclusive of drilling) is estimated at US$1.65 million, as detailed below.

            Additional geological mapping that leads to a new integrated lithological, structural and alteration interpretation of the historical drilling and well mapped surface geology in the northern half of the Huilacollo Property area. A northeast-southwest structural trend is well recognized in the field and in the ground geophysics and is likely an important control on high grade precious metal mineralization.

            The proposed exploration plan for the Huilacollo Property includes ground IP and magnetic surveys to cover the whole project area including the newly acquired Tacora area. The aim should be to complete, extend and infill the previous surveys completed in 2006 for Alturas and 2016 for Corisur. To date, the ground IP surveys have mapped precious metal mineralization spatially related to silica alteration, which is characterized by high resistivity and low chargeability. Additional surveying should be conducted to extend previous lines and infill areas of only reconnaissance level surveying. Final products should include inversion modeling and pseudo 3D modelling in conjunction with other targeting criteria.

            It is recommended that the remainder of the Huilacollo Property be surveyed with additional and complete soil and/or talus sampling surveys to identify new geochemical trends and flesh out the already known trends. The Tacora area requires at least a first pass reconnaissance survey. Soil and talus geochemical sampling should be followed up with strategically located trenches in the areas with strong geochemical anomalies. An initial 1,500 m trenching program is proposed for Phase 1 exploration.

            An aggressive drilling program should be conducted using diamond core drilling. Phase 1 drilling should be focussed at existing drill ready targets with about 10,000 m at Andamarca and Andamarca Norte with a goal of expanding the known precious metal mineralization at both targets. The estimated cost to conduct the Phase 1 drilling is US$4.5 million, as detailed below. The Phase 1 drilling is not dependent on any further exploration results. A Phase 2 program of exploration drilling that consists of 25,000 m of core and reverse circulation drilling should be planned that will be a combination of resource definition and exploration should be planned and budgeted. This Phase 2 drilling program will depend partially upon the results of the Phase 1 ground exploration and drilling program.

            The recommended exploration and budget for Phase 1 is detailed in Table 8 below:

TABLE 8 - PHASE 1 RECOMMENDED EXPLORATION AND BUDGET

Phase 1 Andamarca Drilling
	Cost/m
Target Area (Type)	(approx.)	Quantity (m)	Cost
Andamarca (Core)	$450/m	5,000	$2,250,000
Andamarca Norte (core)	$450/m	5,000	$2,250,000
	Drilling Subtotal	10,000	$4,500,000

Phase 1 Property Wide Activities
Activity Type			Cost
Geological Mapping & Consulting			$50,000
Drone Orthophoto & DEM Survey			$100,000
Magnetic Surveying			$75,000
IP Surveying			$200,000
Trenching & Trench Sampling			$200,000
Geochemical Soil - Talus Sampling			$200,000
Metallurgical Test Work			$25,000
Resource Modeling Studies			$100,000
Bonding / Environmental			$100,000
Earthwork / Reclamation			$50,000
Database Management			$18,000
Property Maintenance & Payments			$532,000
	Property Wide Activities Subtotal		$1,650,000

Contingency (10%)	$615,000
Grand Total	$6,765,000

            The Phase 2 exploration program, being contingent on positive results from the Phase 1 program, should include further drilling at the two primary target areas, Andamarca and Andamarca Norte, as well as first pass drilling at the Cerro Huilacollo, Cerro Colorado, Cerro Osroche targets and on the Tacora and Tacora Sur concessions.

            The recommended exploration and budget for Phase 2 is detailed in Table 9 below:

TABLE 9 - PHASE 2 RECOMMENDED EXPLORATION AND BUDGET

Phase 2 Andamarca Drilling
	Cost/m
Target Area (Type)	(approx.)	Quantity (m)	Cost
Andamarca (Core)	$450/m	5,000	$2,250,000
Andamarca Norte (core)	$450/m	5,000	$2,250,000
Tacora/Cerro Huilacollo,
	$450/m	10,000	$4,500,000
Cerro Colorado/Cerro Soroche

	Drilling Subtotal	20,000	$9,000,000
Phase 1 Property Wide Activities
Activity Type	Cost
Geological Mapping & Consulting	$100,000
Trenching & Trench Sampling	$200,000
Geochemical Soil - Talus Sampling	$200,000
Metallurgical Test Work	$50,000
Resource Modeling Studies	$200,000
Bonding / Environmental	$100,000
Earthwork / Reclamation	$100,000
Database Management	$18,000
Property Maintenance & Payments	$532,000
Property Wide Activities Subtotal	$1,500,000

Contingency (10%)	$1,050,000
Grand Total	$11,550,000

CONSOLIDATED CAPITALIZATION

            The following table sets forth the consolidated capitalization of the Company as at the dates indicated, adjusted to give effect to the Offering, on the share and loan capital of the Company since September 30, 2017, the date of the Company’s most recently filed financial statements. This table should be read in conjunction with the consolidated financial statements of the Company and the related notes and management’s discussion and analysis of financial condition and results of operations in respect of those statements that are incorporated by reference in this Prospectus.

	As at September 30, 2017 before giving effect to the Offering	As at September 30, 2017 after giving effect to the Offering(1)(2)(4)
Share Capital (Common Shares - Authorized: unlimited)	$105,478,000 (78,476,230 Common Shares)	$113,390,000 (3) (83,707,000 Common Shares)
Broker Warrants	27,716 Broker Warrants	27,716 Broker Warrants
Stock Options	5,080,000 Stock Options	5,080,000 Stock Options
Equity Reserves, Warrants and Options	$6,057,000	$6,057,000
Total Shareholder’s Equity	$100,180,000	$108,092,000 (3)

(1)	Assuming the Over-Allotment Option is not exercised.
(2)	If the Over-Allotment Option is exercised, the effect on the share capital will be as follows: an increase of $1,245,194 to Share Capital (84,491,615 common shares).
(3)	After deducting the Underwriters’ Fee and estimated expenses of the Offering of approximately US$300,000.
(4)
Does not include common shares that may be issued in the Concurrent Private Placement. If the maximum number of 1,091,826 Flow-Through Shares are issued in the Concurrent Private Placement (assuming the Over-Allotment Option is not exercised), the effect on share capitalization will be an increase of $1,733,000 to Share Capital (1,091,826 common shares).

            There have been no material changes to the Company’s share and loan capitalization on a consolidated basis since September 30, 2017 except the issuance of 275,000 common shares of the Company upon the exercise of stock options.

USE OF PROCEEDS

            The net proceeds to be received by the Company from the Offering, after deducting the Underwriters’ Fee and estimated expenses of the Offering, will be approximately US$6,092,001 (assuming no exercise of the Over-Allotment Option). If the Over-Allotment Option is exercised in full, the net proceeds to be received by the Company from the Offering, after deducting the Underwriters’ Fee and estimated expenses of the Offering, will be approximately US$7,050,800.

            The Company intends to use the net proceeds from the Offering to fund its exploration program at the Committee Bay Project, Homestake Ridge Project, Peruvian Portfolio and for general and working capital purposes:

Use of Proceeds: Proposed 12 Month Budget	Amount (US$)
Committee Bay Project (Technical studies, permitting and other non-flow-through eligible exploration costs to be incurred in connection with its 2018 exploration program)	1,500,000
Homestake Ridge Project (Technical studies, permitting and other non-flow-through eligible exploration costs to be incurred in connection with its 2018 exploration program)	1,000,000
Peruvian Portfolio (Exploration expenditures in Peru including the continuation of the Company’s drill program at the Huilacollo project and initial surface work at it Sombrero project)	2,000,000
General Working Capital	1,592,001
Total	6,092,001

            The Company intends to use the net proceeds from the Concurrent Private Placement of Flow-Through Shares to fund its exploration program at the Committee Bay Project in accordance with its agreements under the Underwriting Agreement. If the maximum number of flow-through shares are issued under the Concurrent Private Placement (assuming no exercise of the Over-Allotment Option), the net proceeds to be received by the Company, after deducting the fee payable to the Underwriters, will equal approximately US$1,987,000. See below under “Concurrent Private Placement”.

            Although the Company intends to use the proceeds from the Offering as set forth, the actual allocation of the net proceeds may vary depending on future developments in the Company’s mineral properties or unforeseen events.

            Pending the use of proceeds outlined above, the Company intends to invest the net proceeds of the Offering in short-term, interest bearing deposits. The Chief Financial Officer of the Company is responsible for executing the investment policies of the Company.

            The Company has no history of revenue from its operating activities. During the fiscal year ended December 31, 2016 and the three-month period ended September 30, 2017, the Company had negative cash flow from operating activities. In addition, during the three-month period ended September 30, 2017, the Company reported a net loss of $1,841,000 and loss per share of $0.02, compared to $144,000 and $0.00 respectively. The Company anticipates it will continue to have negative cash flow from operating activities and net losses in future periods unless and until commercial production is achieved at a Company project. A portion of the proceeds from the Offering will be used to fund negative cash flow from operating activities in future periods.

Business Objectives and Milestones

            The Company's business objectives for the next twelve to eighteen months will include the continued exploration of the Committee Bay and Homestake Ridge projects and its portfolio of earlier stage projects in Peru.

            The Company’s 2018 planned exploration programs will include the following:

•	At the Committee Bay Project, programs will include follow-up drilling at the Aivik prospect and potentially expansion drilling in and around the Three Bluffs deposit.

•	At the Homestake Ridge Project, the Company will conduct a follow-up drill program on the mineralization intercepted at the South Reef deposit during its 2017 campaign and follow up on surface geochemical anomalies identified.

•	Conduct surface exploration and potentially drilling at a number of its earlier stage projects which may include the Gibson MacQuoid projects, Huilacollo, Baños del Indio and Sombrero in Peru.

PLAN OF DISTRIBUTION

Underwriting Agreement

            The Offered Shares will be offered in each of the provinces of British Columbia, Alberta and Ontario, and in the United States pursuant to the MJDS implemented by the SEC and the securities regulatory authorities in Canada. Pursuant to the Underwriting Agreement, the Company has agreed to sell and the Underwriters have severally agreed to purchase, as principals, subject to compliance with all necessary legal requirements and the terms and conditions contained in the Underwriting Agreement, a total of 5,230,770 Offered Shares at the Offering Price, payable in cash to the Company against delivery of such Offered Shares, on the Closing Date. The obligations of the Underwriters under the Underwriting Agreement are several, and not joint nor joint and several, and may be terminated at their discretion upon the occurrence of certain events specified in the Underwriting Agreement including “litigation out”, “financial out”, “disaster out”, “regulatory out” and “material adverse change out” rights of termination. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the securities are purchased under the Underwriting Agreement. The Offering Price was determined by negotiation between the Company and the Lead Underwriter, on its own behalf and on behalf of the other Underwriters. The Underwriters have reserved the right to form a selling group of appropriately registered dealers and brokers, with compensation to be negotiated between the Underwriters and such selling group participants, but at no additional cost to the Company.

            Pursuant to the Underwriting Agreement, the Company has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part at any time and from time to time for a period of 30 days following the Closing Date, to purchase up to 784,615 Additional Shares at the Offering Price on the same terms and conditions as apply to the purchase of the Offered Shares thereunder. The Underwriters may exercise the Over-Allotment Option only to the extent required to cover over-allotments made in connection with the sale of the Offered Shares under this Prospectus, if any, and for market stabilization purposes. This Prospectus qualifies for distribution the Offered Shares, as well as the grant of the Over-Allotment Option and the issuance of the Additional Shares pursuant to the exercise of the Over-Allotment Option.

            Cantor Fitzgerald Canada Corporation, PI Financial Corp., Canaccord Genuity Corp. and Haywood Securities Inc. may sell Offered Shares in the United States through their U.S. affiliates, Cantor Fitzgerald & Co., PI Financial (US) Corp., Canaccord Genuity Inc. and Haywood Securities (US) Inc., respectively, which are not registered as investment dealers in any Canadian jurisdiction and, accordingly, will only sell Offered Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada. Subject to applicable law, the Underwriters may offer to sell the Offered Shares outside of Canada and the United States.

            Pursuant to the Underwriting Agreement, the Company has agreed to pay to the Underwriters the Underwriters’ Fee which is equal to 6.0% of the gross proceeds from the issue and sale of the Offered Shares (including in respect of any exercise of the Over-Allotment Option).  In addition, the Company has agreed to pay to the Underwriters a fee equal to 6.0% of the gross proceeds from the issue and sale of the flow-through common shares under the Concurrent Private Placement.

            The Company has also agreed to reimburse the Underwriters for their reasonable out-of-pocket fees and expenses, including the fees and expenses of their legal counsel whether or not the Offering is completed. All amounts payable to the Underwriters will be paid from the proceeds of the Offering.

            The Underwriters reserve the right to offer selling group participation, in the normal course of the brokerage business, to selling groups of other licensed broker-dealers, brokers or investment dealers, who may or may not be offered part of the Underwriters’ Fee.

            The Company has agreed in the Underwriting Agreement that, during the period commencing on the Closing Date and ending 90 days after the Closing Date, it will not, directly or indirectly, without the prior written consent of the Lead Underwriter (such consent not to be unreasonably withheld or delayed), issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or enter into any derivative transaction that has the effect of the foregoing, or agree to or announce any intention to issue, sell, offer, grant an option or right in respect of, or otherwise dispose of, or enter into any derivative transaction that has the effect of the foregoing, any additional common shares of the Company or any securities convertible into or exchangeable for such shares, other than issuances: (i) of the Offered Shares and in connection with the Over-Allotment Option; (ii) pursuant to the grant of options or other securities in the normal course pursuant to the Company’s employee stock option plan or other equity compensation plans, and the issuance of any common shares upon the exercise of such options or vesting of such securities; (iii) pursuant to a private placement of common shares to Goldcorp Inc.; (iv) of equity securities pursuant to the exercise or conversion, as the case may be, of any warrants or other convertible securities of the Company outstanding on the date hereof; or (v) equity securities in connection with one or more bona fide acquisitions by the Company (other than a direct or indirect acquisition, whether by way of one or more transactions, of an entity all or substantially all of the assets of which are cash, marketable securities or financial in nature or an acquisition that is structured primarily to defeat the intent of this provision).

            Subject to certain exceptions, the directors and officers of the Company have agreed in favour of the Underwriters that, during the period commencing on the date hereof and ending 90 days after the Closing Date, they will not (and will not cause an affiliate to), directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any common shares of the Company or other securities of the Company held by them, directly or indirectly, unless (a) the prior written consent of the Lead Underwriter, on behalf of the Underwriters (such consent not to be unreasonably withheld or delayed) has been obtained, or (b) there occurs a take-over bid or similar transaction involving a change of control of the Company.

            Pursuant to policies of certain Canadian securities regulatory authorities, the Underwriters may not, throughout the period of distribution under the Offering, bid for or purchase Common Shares for their own accounts or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under Universal Market Integrity Rules for Canadian marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities, and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

            These stabilizing transactions and syndicate covering transactions may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Offered Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Offered Shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

            The Company has agreed, pursuant to the Underwriting Agreement, to indemnify the Underwriters and their respective affiliates and their respective directors, officers, employees, shareholders, partners, advisors and agents and each other person, if any, controlling any of the Underwriters or their affiliates and against certain liabilities, including liabilities under Canadian securities legislation in certain circumstances or to contribute to payments the Underwriters may have to make because of such liabilities.

            The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at such price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company. Any such reduction will not affect the proceeds received by the Company. See “Plan of Distribution”.

CONCURRENT PRIVATE PLACEMENT

            In addition to the Offering, the Company has agreed to issue and sell up to 1,091,826 flow-through common shares of the Company (the “Flow-Through Shares”) at a price of US$1.82 per Flow-Through Share, on a private placement basis (the “Concurrent Private Placement”), pursuant to the terms of one or more subscription agreements in form and substance satisfactory to the Underwriters, acting reasonably. In addition, the Concurrent Private Placement may be increased by up to an additional 98,077 Flow-Through Shares at a price of US$1.82 per Flow-Through Share in the event that the Over-Allotment Option is exercised. The Flow-Through Shares will be sold by the Underwriters as agents for the Company. Under the Underwriting Agreement, the Company has agreed to use the proceeds of the sale of the Flow-Through Shares to fund “Qualifying Expenditures” (as defined in the Underwriting Agreement) on the Committee Bay Project.

            The Concurrent Private Placement will be offered and sold to certain private investors who have committed to resell the Flow-Through Shares to Goldcorp Inc. (“Goldcorp”). The Flow-Through Shares may not be sold to any other investors without the prior written consent of the Company, which consent may be unreasonably withheld. The maximum number of Flow-Through Shares that may be sold will be determined by reference to the right of Goldcorp under the Investor Rights and Obligations Agreement dated January 2017 between Goldcorp and the Company (the “Goldcorp IROA”) in order to enable Goldcorp to maintain its 12.5% ownership interest in the Company. The initial number of Flow-Through Shares eligible for purchase will be an amount up to 1,091,826 Flow-Through Shares. To the extent that the Over-Allotment Option is exercised, the number of Flow-Through Shares available to be purchased will be correspondingly increased. If the Over-Allotment Option is exercised in full, the maximum number of Flow-Through Shares that may be purchased will be an amount up to 1,189,903 Flow-Through Shares.

            Subject to obtaining regulatory approval, the closing of the Concurrent Private Placement is expected to occur concurrently with the closing of the Offering. Closing of the Offering is not conditional upon closing of the Concurrent Private Placement. The Underwriters are entitled to receive a commission of 6.0% of the gross proceeds from the issue and sale of the Flow-Through Shares in connection with the Concurrent Private Placement. This short form prospectus does not qualify the distribution of any Flow-Through Shares issued under the Concurrent Private Placement.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

            The Company is authorized to issue an unlimited number of Common Shares. Each Common Share carries the right to attend and vote at all general meetings of shareholders. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Company’s board of directors at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of common shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

PRIOR SALES

            The following table summarizes details of the securities issued by the Company during the 12-month period prior to the date of this Prospectus.

Common Shares

Date of issuance	Type of security issued	Number of securities issued	Price per security
April 13, 2017	Common Shares	15,000	$1.78
April 18, 2017	Common Shares	26,750	$1.78
April 20, 2017	Common Shares	5,000	$1.70
May 1, 2017	Common Shares	5,000	$1.70
May 18, 2017	Common Shares	35,000	$1.70
May 25, 2017	Common Shares	20,000	$0.51
May 31, 2017	Common Shares	25,000	$1.70
June 1, 2017	Common Shares	10,000	$1.46
June 5, 2017	Common Shares	5,000	$1.46
June 6, 2017	Common Shares	50,823	$1.46
June 22, 2017	Common Shares	29,411	$1.46
June 26, 2017	Common Shares	10,000	$1.46
June 29, 2017	Common Shares	25,000	$0.51
July 5, 2017	Common Shares	5,000	$1.14
July 7, 2017	Common Shares	20,000	$0.51
July 20, 2017	Common Shares	11,760	$1.14
July 21, 2017	Common Shares	5,000	$1.14
July 24, 2017	Common Shares	10,000	$1.14
July 28, 2017	Common Shares	5,000	$1.14
July 31, 2017	Common Shares	7,647	$1.14
August 2, 2017	Common Shares	21,764	$1.50
August 4, 2017	Common Shares	55,294	$1.50

Date of issuance	Type of security issued	Number of securities issued	Price per security
August 9, 2017	Common Shares	11,764	$1.50
August 10, 2017	Common Shares	18,000	$1.50
August 14, 2017	Common Shares	55,881	$1.50
August 15, 2017	Common Shares	33,500	$1.50
August 18, 2017	Common Shares	37,000	$1.50
August 22, 2017	Common Shares	10,000	$1.50
August 23, 2017	Common Shares	8,000	$1.50
August 28, 2017	Common Shares	90,000	$1.50
August 29, 2017	Common Shares	10,000	$1.50
August 30, 2017	Common Shares	132,787	$1.50
September 1, 2017	Common Shares	100,000	$1.70
September 6, 2017	Common Shares	15,000	$1.70
September 7, 2017	Common Shares	55,000	$1.70
September 8, 2017	Common Shares	11,000	$1.70
September 11, 2017	Common Shares	115,000	$1.70
September 12, 2017	Common Shares	50,000	$1.70
September 13, 2017	Common Shares	291,000	$1.70
September 14, 2017	Common Shares	340,000	$1.70
September 15, 2017	Common Shares	77,500	$1.70
October 11, 2017	Common Shares	25,000	$1.30
December 11, 2017	Common Shares	170,000	$0.51
December 11, 2017	Common Shares	75,000	$1.30
January 24, 2018	Common Shares	5,000	$1.40

Stock Options

Date of issuance	Type of security issued	Number of securities issued	Exercise Price per security
May 5, 2017	Stock Options	90,000	$3.04

TRADING PRICE AND VOLUME

            The Company’s common shares are listed on the TSX under the trading symbol “AUG” and on the NYSE American under the trading symbol “AUG”. The following tables set forth information relating to the trading of the common shares on the TSX and NYSE American for the months indicated.

	TSX Price Range
Month	High	Low	Total Volume
March 2017	3.24	2.70	2,574,806
April 2017	3.52	3.06	1,684,958
May 2017	3.55	2.65	2,102,867
June 2017	3.60	3.00	1,394,430
July 2017	3.57	2.90	1,602,557
August 2017	3.55	2.94	2,225,618
September 2017	3.13	2.73	2,018,861
October 2017	2.89	2.00	4,441,514
November 2017	2.30	1.97	3,530,700
December 2017	2.17	1.66	2,823,301
January 2018	2.06	1.77	2,181,599
February 2018	2.17	1.72	2,080,252
March 1 - 13, 2018	1.93	1.62	1,117,003

	NYSE American Price Range
Month	High	Low	Total Volume
March 2017	2.44	2.00	1,195,359
April 2017	2.66	2.26	967,337
May 2017	2.61	1.92	1,155,831
June 2017	2.68	2.31	753,795
July 2017	2.89	2.25	1,479,210
August 2017	3.00	2.35	1,944,068
September 2017	2.55	2.19	1,337,956
October 2017	2.32	1.56	2,638,307
November 2017	1.78	1.55	2,183,254
December 2017	2.00	1.29	2,376,868
January 2018	1.85	1.40	2,245,910
February 2018	1.80	1.34	2,324,736
March 1 - 13, 2018	1.51	1.24	1,023,534

RISK FACTORS

            An investment in the securities of the Company is speculative and subject to risks and uncertainties. The occurrence of any one or more of these risks or uncertainties could have a material adverse effect on the value of any investment in the Company and the business, prospects, financial position, financial condition or operating results of the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations.

            Prospective investors should carefully consider all information contained in this Prospectus, including all documents incorporated by reference, and in particular should give special consideration to the risk factors under the section titled “Risk Factors” in the Annual Information Form, which is incorporated by reference in this Prospectus and which may be accessed on the Company’s SEDAR profile at www.sedar.com, and the information contained in the section entitled “Cautionary Statement Regarding Forward-Looking Information”, before deciding to purchase the Offered Shares. Additionally, purchasers should consider the following risk factors.

            The risks and uncertainties described or incorporated by reference in this Prospectus are not the only ones the Company may face. Additional risks and uncertainties that the Company is unaware of, or that the Company currently deems not to be material, may also become important factors that affect the Company. If any such risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, with the result that the trading price of the common shares of the Company could decline and investors could lose all or part of their investment.

The market price of the Common Shares is volatile and may not accurately reflect the long-term value of the Company

            Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors included macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Offered Shares is also likely to be significantly affected by changes in the price of metals or in the financial condition or results of operations as reflected in its financial reports. If an active market for the Offered Shares does not continue, the liquidity of an investor’s investment may be limited and the price of the Offered Shares may decline below the Offering Price. If an active market does not continue, investors may lose their entire investment in the Offered Shares. As a result of any of these factors, the market price of the Offered Shares at any given point in time may not accurately reflect the long-term value of the Company.

A positive return in an investment in the Offered Shares is not guaranteed

            There is no guarantee that an investment in the Offered Shares will earn any positive return in the short term of long term. A purchase under the Offering involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Offered Shares is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.

The Company has discretion in the use of net proceeds

            The Company intends to use the net proceeds from this Offering as set forth under “Use of Proceeds”; however, the Company maintains broad discretion to spend the net proceeds from this Offering in ways that it deems most efficient. The application of the proceeds to various items may not necessarily enhance the value of the Offered Shares. The failure to apply the net proceeds as set forth under “Use of Proceeds” and other financings could adversely affect the Company’s business and, consequently, could adversely affect the price of the Offered Shares on the open market.

Likely PFIC status has possible adverse U.S. federal income tax consequences for U.S. investors.

            The Company was likely a “passive foreign investment company” (a “PFIC”) within the meaning of the U.S. Internal Revenue Code in one or more prior tax years, expects to be a PFIC for the current tax year, and may also be a PFIC in subsequent years. A non-U.S. corporation is a PFIC for any tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income, and thereafter unless certain elections are made.

            If the Company is a PFIC for any year during a U.S. taxpayer’s holding period, such taxpayer may be required to treat any gain recognized upon a sale or disposition of the Offered Shares as ordinary income (rather than capital gain), and any resulting U.S. federal income tax may be increased by an interest charge. Rules similar to those applicable to dispositions will generally apply to certain “excess distributions” in respect of the Offered Shares. A U.S. taxpayer may generally avoid these unfavorable tax consequences by making a timely and effective “qualified electing fund” (“QEF”) election or “mark-to-market” election with respect to the Offered Shares. A U.S. taxpayer who makes a timely and effective QEF election must generally report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company makes any distributions to shareholders in such year. A U.S. taxpayer who makes a timely and effective mark-to-market election must, in general, include as ordinary income, in each year in which the Company is a PFIC, the excess of the fair market value of the Offered Shares over the taxpayer’s adjusted cost basis in such shares.

            This risk factor is qualified in its entirety by the discussion provided below under the heading, “Certain Material United States Federal Income Tax Considerations.”

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

            The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a holder who acquires, as beneficial owner, the Offered Shares, and who, for purposes of the Tax Act and at all relevant times, holds the Offered Shares as capital property and deals at arm’s length with the Company, the Underwriters and any subsequent purchaser of such securities. A holder who meets all of the foregoing requirements is referred to as a “Holder” herein, and this summary only addresses such Holders. The Offered Shares will generally be considered to be capital property to a Holder unless they are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

            This summary is not applicable to a Holder (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules in the Tax Act, (ii) that is a “specified financial institution”, as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that has elected to report its Canadian tax results in a currency other than the Canadian currency, or (v) that has entered into or will enter into a “derivative forward agreement”, a “synthetic equity arrangement”, a “synthetic disposition arrangement” (as those terms are defined in the Tax Act) or a similar arrangement, with respect to the Offered Shares. Any such Holders should consult their own tax advisors.

            Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes), as part of a transaction or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the consequences of acquiring the Offered Shares.

            This summary is based on the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) other than as noted below, and our understanding of the current administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary does not take into account the consultation paper released on July 18, 2017 by the Minister of Finance (Canada) proposing that the tax treatment of passive investment income (such as interest, dividends and capital gains) earned through a private corporation be changed, or related follow-up announcements or legislative proposals (including those contained in the 2018 federal Budget), and affected holders should consult with their own tax advisors in this regard. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative and assessing policies or practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. Any particular Holder should consult their own tax advisors with respect to provincial, territorial or foreign tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any Holder are made. Consequently, Holders should consult their own tax advisors with respect to the tax consequences applicable to them, having regard to their own particular circumstances. The discussion below is qualified accordingly.

Currency Conversion

            In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Offered Shares must be converted into Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

Taxation of Resident Holders

            The following portion of this summary applies to Holders (as defined above) who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times (herein, “Resident Holders”) and this portion of the summary only addresses such Resident Holders. Certain Resident Holders who might not otherwise be considered to hold their Offered Shares, and every other “Canadian security” as defined for this purpose in the Tax Act, as capital property may be entitled, in certain circumstances, to treat their Offered Shares as capital property by making an irrevocable election under subsection 39(4) of the Tax Act. A Resident Holder should consult its own tax advisor with respect to whether the election is available and advisable in its particular circumstances.

Taxation of Dividends

            A Resident Holder will be required to include in computing income for a taxation year any dividends received, or deemed to be received, in the year by the Resident Holder on the Offered Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Company designates the dividend as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be restrictions on the ability of the Company to designate any dividend as an “eligible dividend”, and the Company has made no commitments in this regard.

            A dividend received or deemed to be received by a Resident Holder that is a corporation must be included in computing its income but will generally be deductible in computing the corporation’s taxable income, subject to all of the rules and restrictions under the Tax Act in that regard. In certain circumstances subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A corporation that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled (whether because of a beneficial interest in one or more trusts or otherwise) by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), generally will be liable to pay an additional tax (refundable under certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares in a year to the extent such dividends are deductible in computing taxable income for the year.

Disposition of Offered Shares

            A Resident Holder who disposes, or is deemed to dispose of, an Offered Share, generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of such Offered Shares immediately before the disposition or deemed disposition. The taxation of capital gains and losses is generally described below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

            Generally, a Resident Holder is required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year. Subject to and in accordance with the rules contained in the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses not so deductible in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

            The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of an Offered Share may be reduced by the amount of any dividends received or deemed to have been received by such Resident Holder on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns the Offered Shares, directly or indirectly. Corporations to whom these rules may be relevant should consult their own tax advisors.

            A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including taxable capital gains. Such Resident Holders should consult their own tax advisors.

Alternative Minimum Tax

            Capital gains realized and dividends received or deemed to be received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors in this regard.

Taxation of Non-Resident Holders

            The following portion of this summary is generally applicable to Holders (as defined above) who, for the purposes of the Tax Act and at all relevant times: (i) are not resident or deemed to be resident in Canada, and (ii) do not use or hold the Offered Shares in carrying on a business in Canada. Holders who meet all of the foregoing requirements are referred to herein as “Non-Resident Holders”, and this portion of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Receipt of Dividends

            Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty between Canada and the Non-Resident Holder’s jurisdiction of residence. Under the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder that is a resident in the U.S. for purposes of the Canada-U.S. Tax Convention and that is entitled to benefits under the Canada-U.S. Tax Convention (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Corporation’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Offered Shares

            A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share unless it constitutes “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty between Canada and the Non-Resident Holder’s jurisdiction of residence.

            Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX) at the time of disposition, the Offered Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the NonResident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Offered Shares, as applicable, was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties.

            A Non-Resident Holder’s capital gain (or capital loss) in respect of the Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property”, as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Taxation of Resident Holders – Disposition of Offered Shares”.

            Non-Resident Holders who may hold the Offered Shares as taxable Canadian property should consult their own tax advisors.

            THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL CANADIAN TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THE OWNERSHIP, EXERCISE OR DISPOSITION OF THE OFFERED SHARES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the ownership and disposition of Offered Shares acquired pursuant to the Offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the ownership and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the ownership and disposition of Offered Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the ownership and disposition of Offered Shares.

            No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

            This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

            For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;

  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust that (a) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

            For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Offered Shares that is not a partnership (or other “pass-through” entity) for U.S. federal income tax purposes and is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences applicable to non-U.S. Holders arising from the ownership and disposition of Offered Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the purchase of Offered Shares pursuant to the Offering and the ownership and disposition of Offered Shares.

Transactions Not Addressed

            This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of Offered Shares pursuant to the Offering (whether or not any such transactions are undertaken in connection with the purchase of Offered Shares pursuant to the Offering), including, without limitation, the following:

  any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Offered Shares, including warrants and options; and

  any transaction, other than the Offering, in which Offered Shares have been issued or are acquired.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

            This summary does not address the U.S. federal income tax considerations of the ownership and disposition of Offered Shares by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a “mark-to-market” accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, of the outstanding stock of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the ownership and disposition of Offered Shares.

            If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the ownership and disposition of the Offered Shares generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax consequences for any such partner or partnership (or other “pass-through” entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of Offered Shares.

Ownership and Disposition of Offered Shares

Distributions on Offered Shares

            Subject to the “passive foreign investment company” (“PFIC”) rules discussed below (see “Tax Consequences if the Company is a PFIC”), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to Offered Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares (see “Sale or Other Taxable Disposition of Offered Shares” below). However, the Company may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Offered Shares will constitute a dividend. Dividends received on the Offered Shares generally will not be eligible for the “dividends received deduction” available to U.S. corporate shareholders receiving dividends from U.S. corporations. If the Company is eligible for the benefits of the Canada-U.S. Tax Convention or its shares are readily tradable on an established securities market in the U.S., dividends paid by the Company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

            Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the Offered Shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the Offered Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. A U.S. Holder’s tax basis in Offered Shares generally will be such U.S. Holder’s U.S. dollar cost for such Offered Shares.

PFIC Status of the Company

            If the Company is or becomes a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of Offered Shares. The U.S. federal income tax consequences of owning and disposing of Offered Shares if the Company is or becomes a PFIC are described below under the heading “Tax Consequences if the Company is a PFIC.”

            A non-U.S. corporation is a PFIC for each tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) (the “income test”) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income (the “asset test”). For purposes of the PFIC provisions, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain rents and royalties, and certain gains from commodities or securities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

            Under certain attribution and indirect ownership rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate shares of the Company's direct or indirect equity interests in any company that is also a PFIC (a ''Subsidiary PFIC''), and will be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of the Company’s Offered Shares are made.

           The Company believes it was a PFIC in one or more prior tax years and, based on current business plans and financial projections, expects to be a PFIC in the current tax year and possibly in subsequent tax years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding the PFIC status of the Company.

Tax Consequences if the Company is a PFIC

            If the Company is a PFIC for any tax year during which a U.S. Holder holds Offered Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the ownership and disposition of such shares. If the Company meets the income test or the asset test for any tax year during which a U.S. Holder owns Offered Shares, the Company will be treated as a PFIC with respect to such U.S. Holder for that tax year and for all subsequent tax years, regardless of whether the Company meets the income test or the asset test for such subsequent tax years, unless the U.S. Holder elects to recognize any unrealized gain in the Offered Shares or makes a timely and effective QEF Election or Mark-to-Market Election.

            Under the default PFIC rules:

  any gain realized on the sale or other disposition (including dispositions and certain other events that would not otherwise be treated as taxable events) of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC) and any “excess distribution” (defined as a distribution to the extent it (together with all other distributions received in the relevant tax year) exceeds 125% of the average annual distributions received during the preceding three years) received on Offered Shares or with respect to the stock of a Subsidiary PFIC will be allocated ratably to each day of such U.S. Holder’s holding period for the Offered Shares;

  the amount allocated to the current tax year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year;

  the amount allocated to each of the other tax years (the “Prior PFIC Years”) will be subject to tax at the highest ordinary income tax rate in effect for the applicable class of taxpayer for that year; and

  an interest charge will be imposed with respect to the resulting tax attributable to each Prior PFIC Year, which interest charge is not deductible by non-corporate U.S. Holders.

            A U.S. Holder that makes a timely and effective “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat the Company and each Subsidiary PFIC as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) may generally mitigate or avoid the PFIC consequences described above with respect to Offered Shares. In light of adverse consequences of PFIC characterization and the uncertainty as to the Company’s PFIC status, the Company will undertake to provide to any U.S. Holder, upon written request, the information the Company determines is necessary for U.S. income tax reporting purposes for such investor to make a QEF Election. U.S. Holders should be aware that there can be no assurance that the Company has satisfied or will satisfy the recordkeeping requirements that apply to a QEF or that the Company has supplied or will supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that the Company is a PFIC for any tax year.

            A timely and effective QEF Election requires a U.S. Holder to include currently in gross income each year its pro rata share of the Company’s ordinary earnings and net capital gains, regardless of whether such earnings and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary earnings or gains without a corresponding receipt of cash from the Company. If the Company is a QEF with respect to a U.S. Holder, the U.S. Holder’s basis in the Offered Shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Offered Shares and will not be taxed again as a distribution to a U.S. Holder. Taxable gains on the disposition of Offered Shares by a U.S. Holder that has made a timely and effective QEF Election are generally capital gains. A U.S. Holder must make a QEF Election for the Company and each Subsidiary PFIC if it wishes to have this treatment. To make a QEF Election, a U.S. Holder will need to have an annual information statement from the Company setting forth the ordinary earnings and net capital gains for the year. In general, a U.S. Holder must make a QEF Election on or before the due date for filing its income tax return for the first year to which the QEF Election will apply. Under applicable Treasury Regulations, a U.S. Holder will be permitted to make retroactive elections in particular circumstances, including if it had a reasonable belief that the Company was not a PFIC and filed a protective statement. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective QEF Election for the Company and any Subsidiary PFIC.

            A Mark-to-Market Election may be made with respect to stock in a PFIC if such stock is “regularly traded” on a “qualified exchange or other market” (within the meaning of the Code and the applicable Treasury Regulations). A class of stock that is traded on one or more qualified exchanges or other markets is considered to be “regularly traded” for any calendar year during which such class of stock is traded in other than de minimis quantities on at least 15 days during each calendar quarter. If the Offered Shares are considered to be “regularly traded” within this meaning, then a U.S. Holder generally will be eligible to make a Mark-to-Market Election with respect to its shares. However, there is no assurance that the Offered Shares will be or remain “regularly traded” for this purpose. A Mark-to-Market Election may not be made with respect to the stock of any Subsidiary PFIC because such stock is not marketable. Hence, a Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code, described above, with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions with respect to a Subsidiary PFIC.

            A U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to Offered Shares generally will be required to recognize as ordinary income in each tax year in which the Company is a PFIC an amount equal to the excess, if any, of the fair market value of such shares as of the close of such taxable year over the U.S. Holder’s adjusted tax basis in such shares as of the close of such taxable year. A U.S. Holder’s adjusted tax basis in the Offered Shares generally will be increased by the amount of ordinary income recognized with respect to such shares. If the U.S. Holder’s adjusted tax basis in the Offered Shares as of the close of a tax year exceeds the fair market value of such shares as of the close of such taxable year, the U.S. Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such shares for all prior taxable years. A U.S. Holder’s adjusted tax basis in its Offered Shares generally will be decreased by the amount of ordinary loss recognized with respect to such shares. Any gain recognized upon a disposition of the Offered Shares generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as an ordinary loss to the extent of net mark-to-market income recognized for all prior taxable years. Any loss recognized in excess thereof will be taxed as a capital loss. Capital losses are subject to significant limitations under the Code.

            Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective Mark-to-Market Election with respect to the Offered Shares.

Foreign Tax Credit

            A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of Offered Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

            Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Offered Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

            Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complex, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

            The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership of Offered Shares, or on the sale or other taxable disposition of Offered Shares, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding

            Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder’s Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938, and, if applicable, filing obligations relating to the PFIC rules, including possible reporting on IRS Form 8621.

            Payments made within the U.S. or by a U.S. payor or U.S. middleman of (a) distributions on the Offered Shares, and (b) proceeds arising from the sale or other taxable disposition of Offered Shares generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 24% for the 2018 to 2025 tax years (increasing to 28% for tax years after 2025), may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from the dividend withholding tax or otherwise eligible for a reduced withholding rate.

            The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

            THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP AND DISPOSITION OF OFFERED SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

AUDITOR, TRANSFER AGENT AND REGISTRAR

            The auditor of the Company is Deloitte LLP, Chartered Professional Accountants, Vancouver, British Columbia. Deloitte LLP was appointed auditor on October 28, 2015. The transfer agent and registrar for the Company’s common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

LEGAL MATTERS

            Certain legal matters relating to the Offering will be passed upon on our behalf by McMillan LLP, Vancouver, British Columbia, and on behalf of the Underwriters by Stikeman Elliott LLP, Toronto, Ontario, with respect to Canadian legal matters and by Cooley LLP, New York, New York, with respect to U.S. legal matters. As at the date hereof, the partners and associates of McMillan LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, and the partners and associates of Cooley LLP, as a group, each beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company.

INTERESTS OF EXPERTS

            The following are the names of each person or company who has prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company:

  McMillan LLP is the Company’s counsel with respect to Canadian and United States legal matters herein;

  Stikeman Elliott LLP is the Underwriters’ counsel with respect to Canadian legal matters herein;

  Deloitte LLP, Chartered Professional Accountants, is the external auditor of the Company and reported on the Company’s audited financial statements for the year ended December 31, 2016 and the six months ended December 31, 2015;

  Hay & Watson, Chartered Professional Accountants, is the former external auditor of the Company and reported on the Company’s audited financial statements for the year ended June 30, 2015;

  David A. Ross, M.Sc., P.Geo., of RPA with respect to (i) the Amended 2017 Committee Bay Technical Report, and (ii) the Amended 2017 Homestake Ridge Technical Report, each of which is incorporated by reference herein;

  Paul Chamois, M.Sc.(A), P.Geo., of RPA with respect to the Amended 2017 Homestake Ridge Technical Report that is incorporated by reference herein;

  Michael B. Dufresne, M.Sc., P.Geolo., P.Geo. of APEX with respect to the 2017 Huilacollo Technical Report that is incorporated by reference herein; and

  Bahram Bahrami, B.Sc., P.Geo. of APEX with respect to the 2017 Huilacollo Technical Report that is incorporated by reference herein.

            The Company’s auditor, Deloitte LLP, is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

            The Company’s former auditor, Hay & Watson LLP, is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

            With respect to each of the aforementioned firms or persons other than Deloitte LLP and Hay & Watson LLP, to the Company’s knowledge, each of such firms or persons holds less than 1% of the outstanding securities of the Company or of any associate or affiliate of the Company when they prepared the reports referred to above or following the preparation of such reports. None of the such firms or persons received any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company in connection with the preparation of such reports. Based on information provided by the relevant persons, none of the such firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

            In addition to the documents specified in this Prospectus under “Documents Incorporated by Reference”, the following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (i) the form of Underwriting Agreement entered into between the Company and the Underwriters referred to in this Prospectus; (ii) the consent of Deloitte LLP, to be included as an exhibit to our Form F-10; (iii) the consent of Hay & Watson LLP, to be included as an exhibit to our Form F-10; (iv) the consent of David A. Ross, M.Sc., P.Geo., Paul Chamoi, M.Sc.(A), P.Geo., Michael B. Dufresne, M.Sc., P.Geolo., P.Geo. and Bahram Bahrami, B.Sc., P.Geo. as Qualified Persons, to be included as an exhibit to our Form F-10; and (v) the consent of McMillan LLP, to be included as an exhibit to our Form F-10.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

            This Prospectus is part of a registration statement on Form F-10 that we have filed with the SEC. This Prospectus does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. You should refer to the registration statement and the exhibits thereto for further information with respects to us and our securities.

            The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the SEC and with the securities regulators in Canada. Under MJDS adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as United States companies.

            You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents that the Company has filed with the SEC’s EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities under the Company’s profile on the SEDAR website at www.sedar.com.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”) and the articles of the Registrant (the “Articles”) regarding indemnification of the Registrant’s directors and officers.

Indemnification under the Act

Under Section 160 of the Act, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

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  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses;

  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the Court considers appropriate.

Indemnification under the Articles

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the Articles, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Articles. The failure of a director or officer of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which such person is entitled under the Articles.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

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Indemnification under the U.S. Securities Act

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “U.S. Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

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EXHIBITS

Exhibit No.	Description
3.1	Underwriting Agreement dated March 13, 2018 (1)

3.2	Amended and Restated Underwriting Agreement dated March 13, 2018 (1)

4.1

Annual Information Form of the Registrant for the year ended December 31, 2016, dated as of March 28, 2017 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.2

Consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2016, six months ended December 31, 2015 and the twelve months ended June 30, 2015, together with the reports of the auditors on the consolidation financial statements for the year ended December 31, 2016, the six months ended December 31, 2015 and the twelve months ended June 30, 2015 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017 and the Registrant’s report on Form 6-K furnished to the Commission on October 13 , 2017)

4.3

Management's discussion and analysis of the Registrant for the year ended December 31, 2016 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.4

Interim financial statements of the Registrant for the three and nine months ended September 30, 2017 and 2016 and the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on November 13, 2017)

4.5

Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2017 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on November 13, 2017)

4.6

Management information circular dated April 20, 2017 with respect to the Registrant’s annual meeting of shareholders held on June 1, 2017(incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.7

Material change report of the Registrant dated January 26, 2017 filed in respect of the closing of the Company’s brokered private placement of common shares (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

5.1	Consent of Deloitte LLP(1)

5.2	Consent of Hay & Watson, Chartered Accountants(1)

5.3	Consent of David A. Ross, M.Sc., P.Geo.(2)

5.4	Consent of Paul Chamois, M.Sc.(A), P.Geo.(2)

5.5	Consent of Michael B. Dufresne, M.Sc., P.Geol., P.Geo (2)

5.6	Consent of Bahram Bahrami, B.Sc., P.Geo (2)

6.1	Powers of Attorney (included in Part III of the original filing of this Registration Statement on March 13, 2018)

(1)	Filed as an exhibit hereto.
(2)	Previously filed as an exhibit to the original filing of this Registration Statement on March 13, 2018.

III- 5

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.             Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.             Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III- 6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on March 13, 2018.

AURYN RESOURCES INC.

By:	/s/ Shawn Wallace

Name: Shawn Wallace
Title: President and Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act, this Amendment No. 1 to Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on March 13, 2018.

Signature	Title

/s/ Shawn Wallace
Shawn Wallace	President. Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Peter Rees
Peter Rees	Chief Financial Officer and Corporate Secretary
(Principal Financial Officer and Principal Accounting Officer)
*
Ivan James Bebek	Executive Chairman and Director

*
Steve Cook	Director

*
Gordon J. Fretwell	Director

*
Keith Minty	Director

*
Daniel T. McCoy	Director

III- 7

*
Antonio Arribas	Director

*
Michael Kosowan	Director

* By: /s/ Shawn Wallace
   Name: Shawn Wallace
   Title: Attorney-in-Fact

III- 8

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 13, 2018.

By:	PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III- 9

EXHIBIT INDEX

Exhibit No.	Description
3.1	Underwriting Agreement dated March 13, 2018 (1)

3.2	Amended and Restated Underwriting Agreement dated March 13, 2018 (1)

4.1

Annual Information Form of the Registrant for the year ended December 31, 2016, dated as of March 28, 2017 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.2

Consolidated financial statements of the Registrant and the notes thereto for the fiscal year ended December 31, 2016, six months ended December 31, 2015 and the twelve months ended June 30, 2015, together with the reports of the auditors on the consolidation financial statements for the year ended December 31, 2016, the six months ended December 31, 2015 and the twelve months ended June 30, 2015 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017 and the Registrant’s report on Form 6-K furnished to the Commission on October 13 , 2017)

4.3

Management's discussion and analysis of the Registrant for the year ended December 31, 2016 (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.4

Interim financial statements of the Registrant for the three and nine months ended September 30, 2017 and 2016 and the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on November 13, 2017)

4.5

Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2017 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on November 13, 2017)

4.6

Management information circular dated April 20, 2017 with respect to the Registrant’s annual meeting of shareholders held on June 1, 2017(incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

4.7

Material change report of the Registrant dated January 26, 2017 filed in respect of the closing of the Company’s brokered private placement of common shares (incorporated by reference to the Registrant’s Registration Statement on Form 40-F filed with the Commission on July 6, 2017)

5.1	Consent of Deloitte LLP(1)

5.2	Consent of Hay & Watson, Chartered Accountants(1)

5.3	Consent of David A. Ross, M.Sc., P.Geo.(2)

5.4	Consent of Paul Chamois, M.Sc.(A), P.Geo.(2)

5.5	Consent of Michael B. Dufresne, M.Sc., P.Geol., P.Geo (2)

5.6	Consent of Bahram Bahrami, B.Sc., P.Geo (2)

6.1	Powers of Attorney (included in Part III of the original filing of this Registration Statement on March 13, 2018)

(1)	Filed as an exhibit hereto.
(2)	Previously filed as an exhibit to the original filing of this Registration Statement on March 13, 2018.